Exhibit 10.11

ORIGINALLY DATED 20 DECEMBER 2022 AS AMENDED ON 16 APRIL 2024, 26 June 2024 AND AS FURTHER AMENDED ON 9 May, 2025

IFM SPV S.R.L.
as Italian FleetCo and Lessor
HERTZ ITALIANA S.R.L.
as Italian OpCo and Lessee
Those Permitted Lessees from time to time becoming Lessees hereunder
HERTZ FLEET ITALIANA S.R.L.
as Italian Fleet Servicer and Italian Fleet Seller
INTERNATIONAL FLEET FINANCING NO. 2 B.V.
as Italian Noteholder
and
BANCA FINANZIARIA INTERNAZIONALE S.P.A.
as Italian Master Servicer

ITALIAN MASTER LEASE AGREEMENT

AMENDED

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Table of Contents
Contents    Page
1    Definitions and Contruction    3
2    Nature of Agreement    6
3    Term    14
4    Rent and Lease Charges    15
5    Vehicle Operational Covenants    19
6    [Reserved]    27
7    Certain Representations and Warranties    27
8    Certain Affirmative Covenants    28
9    Default and Remedies    31
10    Certification of Trade or Business Use    35
11    [Reserved]    35
12    Additional Lessees    35
13    Value Added Tax and Stamp Taxes    36
14    Security and Assignments    37
15    Non-Liability of Lessor    37
16    Non-Petition and Limited Recourse    38
17    Submission to Jurisdiction    39
18    Governing Law    39
19    Notices    39
20    Entire Agreement    39
21    Modification and Severability    40
22    Survivability    40
23    [Reserved]    40

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24    [Reserved]    40
25    [Reserved]    40
26    Termination and Resignation    40
27    Time of the Essence    41
28    Governing Language    41
Annex Form of Affiliate Joinder in Lease    42
Exhibit Form of Lessee Resignation Notice    44
Schedule 1 Common Terms of Motor Third Party Liability Cover    45
Schedule 2 Insurance Broker Letter of Undertaking    46
Schedule 3 [Reserved]    48
Schedule 4 [Reserved]    49
Annex 1 [Reserved]    50
Annex 2 [Reserved]    51
Schedule 5 [Reserved]    52
Schedule 6 Form of Lease Vehicle Acquisition Schedule    53
Schedule 7 Form of Italian Master Lease Extension/Renewal Agreement    55
Schedule 8 Master Definitions and Constructions Agreement    56
Schedule 9 Atto di nomina del responsabile del trattamento dei dati personali    57
Schedule 10 Form of Notice to Landlords    64

THIS AGREEMENT is originally made on 20 December 2022 and as amended on 16 April 2024, 26 June 2024 and as amended on 9 May, 2025:

(1)IFM SPV S.R.L., a limited liability company (società a responsabilità limitata), incorporated and existing under the laws of Italy, pursuant to the Italian Securitisation Law, whose registered office is at Via Galileo Galilei 2, 39100 Bolzano (BZ), Italy, fully paid quota capital of Euro 10,000, fiscal code and registration No. with the companies register of Bolzano number 03185110214, in the process of being enrolled in the elenco delle società veicolo held by the Bank of Italy pursuant to the resolution of the Bank of Italy dated 7 June 2017 and having as its corporate object the realisation of securitisation transactions pursuant to articles 7 and 7.2 of the Italian Securitisation Law (“Italian FleetCo”), acting in its capacity as lessor (in such capacity, the “Lessor”);

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(2)HERTZ ITALIANA S.R.L., a limited liability company (società a responsabilità limitata) incorporated in the Republic of Italy, with registered office at Via del Casale Cavallari, 204 – 00145 Rome, share capital fully paid up equal to Euro 1,635,000, vat number, tax code and number of registration with the register of companies of Rome n. 00433120581, subject to the activity of direction and coordination (soggetta all'attività di direzione e coordinamento) pursuant to article 2497 of the Italian civil code (“Italian OpCo”), acting in its capacity as a lessee (in such capacity as lessee, the “Lessee”);
(3)those various Permitted Lessees (as defined herein) from time to time becoming Lessees hereunder pursuant to Clause 12 (Additional Lessees) hereof (each an “Additional Lessee”) as lessees (Italian OpCo and the Additional Lessees, in their capacities as lessees, each a “Lessee” and, collectively, the “Lessees”);
(4)HERTZ FLEET ITALIANA S.R.L., a limited liability company (società a responsabilità limitata), incorporated in the Republic of Italy, with registered office at Via Galileo Galilei, 2 – 39100, Bolzano, share capital fully paid up equal to Euro 10,000, VAT number, tax code and number of registration, with the register of companies of Bolzano no. 09536331003, as seller of the initial Italian Vehicles (in such capacity, “Italian Fleet Seller”), and as fleet servicer (in such capacity, the “Italian Fleet Servicer”);
(5)INTERNATIONAL FLEET FINANCING NO.2 B.V., a private company with limited liability (besloten vernootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands and its office at Fourth Floor, 3 George's Dock, IFSC, Dublin 1, Ireland, registered with the Trade Register of the Dutch Chamber of Commerce under the number 34394429 (the “Italian Noteholder”); and
(6)BANCA FINANZIARIA INTERNAZIONALE S.P.A., breviter Banca Finint S.p.A., a bank incorporated as a joint stock company (società per azioni) under the laws of the Republic of Italy, having its registered office in Via V. Alfieri, 1, 31015 Conegliano (TV), Italy, share capital of Euro 91,743,007.00 fully paid up, tax code and enrolment in the companies' register of Treviso-Belluno no. 04040580963, VAT Group "Gruppo IVA FININT S.P.A." – VAT no. 04977190265, registered in the banks' register held by the Bank of Italy pursuant to article 13 of the Consolidated Banking Act under no. 5580 and in the register of the banking group held by the Bank of Italy as parent company of the Banca Finanziaria Internazionale Banking Group, member of the "Fondo Interbancario di Tutela dei Depositi" and of the "Fondo Nazionale di Garanzia" (the “Italian Master Servicer” and "Banca Finint").
The Lessor, the Lessee and the Italian Master Servicer are hereinafter collectively referred to as the "Parties" and each of them as a "Party".

Whereas:
(A)The Lessor has purchased or will purchase title (proprietà) to certain Italian Vehicles from the Italian Fleet Seller (the "Initial Italian Vehicles") on arm’s length terms pursuant to an Italian fleet transfer agreement entered into on or about the date hereof by and between Italian FleetCo and the Italian Fleet Seller (the "Italian Fleet Transfer Agreement"). Pursuant to the Italian Fleet Transfer Agreement, the Italian Fleet Seller and the Lessor may enter into one or more additional deeds for the sale of further Vehicles originally owned by the Italian Fleet Seller. The Lessor will also purchase, subject to certain conditions being satisfied, title (proprietà) to Italian Vehicles from various third party sellers

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on arm’s-length terms pursuant to one or more other motor vehicle purchase agreements or otherwise, on an ongoing basis.
(B)The purchase of the Italian Vehicles by the Lessor takes place in the context of a securitisation transaction carried out in accordance with articles 7 and 7.2 of the Italian Securitisation Law (the "Italian Securitisation"), pursuant to which the Lessor will issue a single class of notes (the "Italian Notes") pursuant to the Italian Securitisation Law, The Italian Notes will be subscribed by the Italian Noteholder on the Fifth Amendment Date.
(C)Furthermore, the Lessor will enter into additional:
(i)Vehicle Purchasing Agreements pursuant to which Italian FleetCo purchases fleets of Vehicles from a Manufacturer, Dealer or Auction Seller including, without limitation, Manufacturer Programmes and Sale Agreements; and
(ii)Intra-Group Vehicle Purchasing Agreements pursuant to which Italian FleetCo purchases Non-Program Vehicles from other FleetCo or Opco or another Affiliate of a FleetCo.
(D)The purchase price of the purchased Vehicles will be funded by the Italian FleetCo in the context of the Italian Securitisation (a) for the Initial Italian Vehicles and further Vehicles' purchases from the Italian Fleet Seller in accordance with the terms of the Italian Fleet Transfer Agreement, through the net proceeds of the issuance of the Italian Notes on the Fifth Amendment Date and (b) for any further sales of Vehicles from the Manufacturers, Dealers and/or Auction Sellers, from time to time, through the Italian Collections (together with the Advance(s) made available to Italian FleetCo pursuant to the Italian Note Purchase agreement) in accordance with the Italian Priority of Payments.
(E)The activity financed by Italian FleetCo through the Italian Securitisation shall comprise (i) the leasing of the purchased Italian Vehicles, and (ii) the resale or on-sale of the Lease Vehicles to, among others, the Manufacturers and/or Dealers mentioned above, whereby the proceeds deriving from such leasing activity and sale of Lease Vehicles will be used by Italian FleetCo to pay, among other things, the transaction costs of the Italian Securitisation and to make any payments with respect to interests accrued and principal due on the Italian Notes.
(F)Italian FleetCo, as Lessor (locatore), desires to lease (concedere in leasing operativo) to Italian OpCo, as Lessee (conduttore), and Italian OpCo, as Lessee (conduttore), intends to lease from the Lessor (locatore) certain Lease Vehicles for use in connection with the business of Italian OpCo, including use by such Lessee’s employees, directors, officers, representatives, agents and other business associates in their personal or professional capacities, in accordance with the terms hereof.
(G)Pursuant to this Agreement, Italian FleetCo, as Lessor (locatore), may also lease (concedere in leasing operativo) certain Lease Vehicles to each entity who is a Permitted Lessee pursuant to Clause 12 (Additional Lessees) below (each an “Additional Lessee” and, together with Italian OpCo, the "Lessees"),
(H)On the date hereof, the Lessor entered into a fleet servicing agreement with, amongst others, the Italian Fleet Servicer (the "Italian Fleet Servicing Agreement"), pursuant to which Italian FleetCo, with the acknowledgment of the Italian Master Servicer and upon direction of the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related

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Documents), has appointed the Italian Fleet Servicer to act as its lawful agent (mandatario con rappresentanza) pursuant to article 1704 of the Italian Civil Code, also in the interest of the Italian Noteholder, to perform the management of the fleets of Italian Vehicles purchased from time to time by Italian FleetCo under the Italian Securitisation, including all the Lease Vehicles leased (concesse in leasing) to the Lessee pursuant to this Agreement through the performance of the services identified under the Italian Fleet Servicing Agreement for the purposes of the Italian Securitisation Law.
The Parties hereby agree as follows
1Definitions and Construction
1.1Definitions
Except as otherwise defined herein, capitalised terms used herein shall have the meanings assigned to such terms in the master definitions and constructions agreement (the “Master Definitions and Constructions Agreement”) a draft of which is attached hereto as Schedule 8 (Master Definitions and Construction Agreement). The principles of interpretation and construction set out in the Master Definitions and Constructions Agreement shall apply to this Agreement. It is hereby agreed that, should the attached Master Definitions and Constructions Agreement be amended on or about the Fifth Amendment Date, the new version executed by, among others, the Parties will be deemed to form an integral and essential part of this Agreement in replacement of the version originally attached hereto.
1.2Rules of Construction
1.2.1In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires, words and expressions used have the constructions ascribed to them in clause 2 (Principles of Interpretation and Construction) of the Master Definitions and Constructions Agreement.
1.2.2If any obligations of a Party to this Agreement or provisions of this Agreement are subject to or contrary to any mandatory principles of applicable law, compliance with such obligations and/or provisions of this Agreement shall be deemed to be subject to such mandatory principles (or waived) to the extent necessary to be in compliance with such law.
1.2.3In this Agreement, the term “sub-lease” means any underlease, sub-lease, license or mandate in relation to the use of a Lease Vehicle between a Lessee as lessor and a sub-lessee as lessee but does not include, for the avoidance of doubt, any arrangements and normal business operations involving the ultimate return of Lease Vehicles from locations not operated by a Lessee to drop locations of such Lessee (and ancillary use or transportation of such Lease Vehicles in relation thereto).
1.2.4Words in Italian used in this Agreement and having a specific legal meaning should prevail over the English translation.
1.2.5In this Agreement, Clauses marked as [Reserved] are included only for the purpose of ensuring the numbering consistency across similar documents in other jurisdictions in the context of the Securitisation.

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1.3Role of the Italian Master Servicer
Pursuant to a master servicing agreement (the "Master Servicing Agreement") entered into on or prior to the date of this Agreement, Italian FleetCo appointed Banca Finint as Italian Master Servicer of the Italian Securitisation, in the name and on behalf of the Italian FleetCo, with the duty of, among other things, (a) acting as the "soggetto incaricato della riscossione dei crediti ceduti e dei servizi di cassa e di pagamento" pursuant to article 2, sub-paragraph 3 of the Italian Securitisation Law and (b) verifying that the Italian Securitisation is in compliance with applicable Italian law and the Bank of Italy's regulations and consistent with the Italian Information Memorandum (being the "Prospetto Informativo") in accordance with article 2, sub-paragraph 6-bis of the Italian Securitisation Law and with any relevant applicable regulation, including Bank of Italy Regulation No. 285 of 17 September 2013, as amended, supplemented and/or superseded from time to time ("Regulation 285").
1.4Role of the Italian Fleet Servicer
1.4.1The Parties acknowledge that pursuant to the Italian Fleet Servicing Agreement, the Lessor, with the acknowledgment of the Italian Master Servicer, has appointed the Italian Fleet Servicer to perform, among other things, certain obligations under the Italian Fleet Servicing Agreement, and such performance shall discharge the relevant obligations to the same extent as if the Italian FleetCo had performed them. Furthermore, in accordance with the Italian Fleet Servicing Agreement, the Italian FleetCo will agree that the Italian Fleet Servicer will exercise the rights and actions, in the name and on behalf of the Italian FleetCo, against the Manufacturers arising from the statutory warranties due by such Manufacturers as well as all conventional warranties set out in the applicable motor vehicle purchase agreements, all (present and future) legal proceedings exercisable by the Italian FleetCo against any Manufacturer or against any third party connected therewith and/or resulting from the exercise of such warranties (including, without limitation, any action aiming at the termination of the relevant sale (azione di risoluzione), arising from any hidden defect of the Lease Vehicle (azione di garanzia per vizi), and/or arising from any third party rights purported in respect of Lease Vehicles (azione di garanzia per evizione).
1.5Lessor's capacity
1.5.1For all purposes, the Lessee hereby acknowledges and agrees that the Lessor is not a Manufacturer, repairer or servicing agent in respect of any Lease Vehicle.
1.6Segnalazione certificata inizio attività (SCIA)
Italian FleetCo hereby confirms and represents, also for the benefit of the Italian Noteholder and the Italian Master Servicer, that it does not have any knowledge (constructive or actual), nor is in receipt, of an objection by the competent authorities to the "Segnalazione certificata di inizio attività" (SCIA) filing and any related certificate filing, made by Italian FleetCo with the Municipality of Bolzano on 5 December 2022. This representation is given on the date hereof and shall be deemed to be repeated on the date on which any Further Italian Vehicles are sold and transferred by the Italian Fleet Seller to Italian FleetCo.
1.7Effectiveness
Subject to Clause 2.7 (Condition subsequent), the Parties hereto acknowledge and agree that this Agreement shall become effective on the date on which Italian FleetCo has

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received the letter of acceptance of the contractual proposal relating to this Agreement consistent with such proposal.
1.8Article 1411 of the Italian Civil Code
Each of the Italian Noteholder, the Italian Master Servicer and the Italian Fleet Servicer hereby declares that it accepts, for the purposes of article 1411 et seq. of the Italian Civil Code, the rights and benefits in its favour set out in this Agreement. The Parties acknowledge that, by declaring that it accepts the above-mentioned rights and benefits under this Agreement, the Italian Noteholder, the Italian Master Servicer and the Italian Fleet Servicer shall have no liabilities to, and will not assume or have any obligations of, any other Party to this Agreement.
This Agreement contains stipulations by the Parties in favour of the Italian Noteholder in accordance with article 1411 of the Italian Civil Code, which will be separately accepted by the Italian Noteholder through execution of the Italian Intercreditor Agreement and other Italian Related Documents.
1.9Data Protection and Privacy Law provisions
1.9.1Where necessary to enable the Italian OpCo to deliver the services hereunder, for such purposes Italian FleetCo authorises the Italian OpCo to process personal data on behalf of Italian FleetCo in accordance with this Clause. When the Italian OpCo processes such personal data, the Italian OpCo shall take appropriate technical and organisational measures designed to protect against unauthorised or unlawful processing or personal data and against accidental loss or destruction of, or damage to, personal data. In particular, the Italian OpCo shall process personal data only for the purposes contemplated by this Agreement and shall act only on the instructions of Italian FleetCo (given for such purposes) and shall comply at all times with the principles and provisions set out in the Regulation (EU) 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (and any subsequent amendments thereto) as if applicable to the Italian OpCo directly and any other applicable laws. The Italian OpCo shall answer the reasonable enquiries of Italian FleetCo to enable Italian FleetCo to monitor the Italian OpCo’s compliance with this Clause and the Italian OpCo shall not sub-contract its processing of personal data without the prior written consent of Italian FleetCo.
1.9.2For the purposes of the above, Italian FleetCo hereby appoints, pursuant to and for the purpose of article 29, paragraphs 1 and 3 of the Italian Privacy Code, the Italian OpCo, and the Italian OpCo accepts such appointment, as responsible (responsabile del trattamento) (in such capacity, a "Privacy Law Responsible Person") for the treatment of the personal data from time to time transferred to the Italian OpCo pursuant to this Agreement and the Italian OpCo agrees to follow the instructions given by Italian FleetCo in relation to such treatment as set out in Schedule 9 (Atto di nomina del responsabile del trattamento dei dati personali).
2Nature of Agreement
(a)Each of the Lessee and the Lessor acknowledges that the relationship between the Lessor and the Lessee pursuant to this Agreement shall be only that of a lessor

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(locatore) and a lessee (conduttore) and that any lease of Lease Vehicles granted pursuant to this Agreement shall be an operating lease governed (leasing operativo) by Italian law and title to the Lease Vehicles will at all times remain with the Lessor. No Lessee shall acquire by virtue of this Agreement any right, title or interest in or option to purchase any Lease Vehicles leased to it whatsoever, other than the right of possession and use as provided by this Agreement.
(b)Each of the Lessor and the Lessee hereby confirms to and for the benefit of the Italian Noteholder, that it is the intention of each of the Lessor and the Lessee that:
(1)this Italian Master Lease constitutes a single indivisible lease of all the Vehicles subject to such Italian Master Lease and not separate leases governed by similar terms; and
(2)this Italian Master Lease is intended for all purposes (including bankruptcy) to the maximum extent permitted by the applicable law, to be a single lease with respect to all Vehicles subject to such Italian Master Lease.
2.1Lease of Vehicles
2.1.1Purchase of Initial Italian Vehicles and further Lease Vehicles from Italian FleetCo Seller.
(A)On or prior to the date of this Agreement, the Italian Fleet Seller shall have transferred to Italian FleetCo the Initial Italian Vehicles to which it has legal title on the date hereof.
(B)On the date hereof and subject to the terms and provisions hereto, (A) the Lessor shall lease to the Lessee and (B) the Lessee shall lease from the Lessor, in each case, all Vehicles transferred pursuant to Sub-Clause 2.1.1(A) above.
(C)The capitalized cost of each Vehicle leased pursuant to this Clause 2.1 shall be equal to such Vehicle's Net Book Value immediately prior to such Vehicle's Lease Vehicle Commencement Date.
2.1.2Agreement to Lease. From time to time, subject to the terms and provisions hereof (including satisfaction of the conditions precedent set forth in Clause 2.1.3 (Conditions Precedent to Lease of Lease Vehicles)), the Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, those certain Lease Vehicles identified on Lease Vehicle Acquisition Schedules and Intra-Lease Lessee Transfer Schedules produced from time to time by or on behalf of such Lessee pursuant to Clauses 2.1.4 (Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules) and 2.2.2 (Intra-Lease Transfers), respectively.
2.1.3Conditions Precedent to Lease of Lease Vehicles. The agreement of the Lessor to commence leasing any Lease Vehicle to the Lessee hereunder is subject to the following conditions precedent being satisfied at the time (i) of the relevant transfer of the Vehicles included in the Initial Italian Vehicles or (ii) the Lessor orders such Lease Vehicles and will continue to be satisfied when the Lease Vehicles are delivered to Italian FleetCo or to its order:
(A)No Default. No Lease Event of Default shall have occurred and be continuing on the Vehicle Lease Commencement Date for such Lease

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Vehicle or would result from the leasing of such Lease Vehicle hereunder, and no Potential Lease Event of Default with respect to any event or condition specified in Clause 9.1.1 (Events of Default), Clause 9.1.5 (Events of Default) or Clause 9.1.8 (Events of Default) shall have occurred and be continuing on the Vehicle Lease Commencement Date for such Lease Vehicle or would result from the leasing of such Lease Vehicle hereunder;
(B)Funding. Save for the purchase of the Lease Vehicles included in the Initial Italian Vehicles, Italian FleetCo shall have sufficient available funding to purchase such Lease Vehicle.
(C)Representations and Warranties. The representations and warranties contained in Clause 7 (Certain Representations and Warranties) are true and correct in all material respects (unless any such representation or warranty contains a materiality limitation by its terms, in which case such representation or warranty shall be true and correct) as of such date (unless any such representation or warranty by its terms makes reference to a specific date, in which case, such representation or warranty shall be true and correct for such specific date);
(D)Eligible Vehicle. Such Lease Vehicle is an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof;
(E)Vehicle Purchasing Agreement. Such Lease Vehicle has been ordered in accordance with the terms of the relevant Vehicle Purchasing Agreement and in compliance with the Required Contractual Criteria;
(F)Lease Expiration Date. The Lease Expiration Date has not occurred;
(G)Payment. If such Lease Vehicle was purchased by Italian FleetCo on non-credit terms, Italian FleetCo has paid in full the purchase price for such Lease Vehicle and if such Lease Vehicle was purchased on credit terms by Italian FleetCo, such Lease Vehicle has been delivered to or (as the case may be) is available for collection by Italian FleetCo; and
(H)Past leases. If such Lease Vehicle was purchased at the time of the Initial Italian Vehicles transfer, any previous leases over such Lease Vehicles have been terminated or otherwise expired in accordance with their terms (the "Terminated Italian Master Lease").
2.1.4Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules
(A)The Lessee may from time to time request that the Lessor acquires vehicles for the purpose of leasing such vehicles in accordance with the terms of this Agreement. The Lessor may, in its absolute discretion, and provided that the conditions precedent in Clause 2.1.3 (Conditions Precedent to Lease of Lease Vehicles) above have been satisfied or waived by Italian FleetCo (as directed by the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), order (or cause to be order by the Italian Fleet Servicer on its behalf) the relevant

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Vehicles in accordance with the terms of the relevant Vehicle Purchasing Agreement.
(B)The Lessor shall not incur any Liability of any type whatsoever if it does not or cannot accept any order of new Vehicle (including if the conditions precedent set out under Clause 2.1.3 (Conditions Precedent to Lease of Lease Vehicles) are satisfied).
(C)[Reserved].
(D)The Lessee shall deliver or cause to be delivered to the Lessor one or more schedules identifying the vehicles which the Lessor has acquired pursuant to a Vehicle Purchasing Agreement following a request by the Lessee, which schedules shall include the Basic Lease Vehicle Information (each such schedule, substantially in the form of Schedule 6 (Form of Lease Vehicle Acquisition Schedule) hereto, a “Lease Vehicle Acquisition Schedule”). The Lessee hereby agrees that each such delivery of a Lease Vehicle Acquisition Schedule shall be deemed hereunder to constitute a representation and warranty by such Lessee, to and in favour of the Lessor, that each condition precedent to the leasing of the Lease Vehicles identified in such Lease Vehicle Acquisition Schedule has been satisfied as of the date on which the relevant Lease Vehicles were ordered and delivered.
(E)During the period from the Vehicle Lease Commencement Date in respect of a Lease Vehicle to the date that such Lease Vehicle is first identified on a Lease Vehicle Acquisition Schedule, the existence of a lease between the Lessor and a Lessee in respect of that Lease Vehicle shall be evidenced and determined by reference to the records of the Lessor (which such records shall be held to be correct for all purposes unless manifestly erroneous).
(F)The Lease Vehicle Acquisition Schedule for each Lease Vehicle to be leased hereunder on the date hereof shall be substantially in the form as set out in Schedule 6 (Form of Lease Vehicle Acquisition Schedule).
2.1.5The Lessee shall indemnify the Lessor in respect of any Liabilities which the Lessor may suffer in circumstances where the Lessor has ordered a Vehicle or Vehicles in accordance with the terms of the relevant Vehicle Purchasing Agreement and (i) the Lessee has cancelled or amended the aforementioned Vehicle or Vehicles and/or (ii) the Lessor has accepted an order but subsequently is made aware of an event which would give rise to a Master Lease Termination Notice being served and rejects such notice, and/or (iii) a lease is not entered into by the date on which the Lessor pays the purchase price for such Vehicle or Vehicles (including, without limitation, where a lease is not entered into because the conditions precedent in Clause 2.1.3 (Conditions Precedent to Lease of Lease Vehicles) above are not satisfied).
2.1.6Lease Vehicle Acceptance or Non-conforming Lease Vehicle Rejection
(A)Subject to paragraph (B) below, with respect to any vehicle identified on a Lease Vehicle Acquisition Schedule and made available for lease by the Lessor to the Lessee, such Lessee shall have the right to inspect such vehicle within 5 (five) days of receipt (or such shorter period as may be

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contemplated under the applicable Vehicle Purchasing Agreement) (the “Inspection Period”) of such vehicle and either accept or, if such vehicle is a Non-conforming Lease Vehicle, reject such vehicle, provided that such Lessee shall be deemed to have accepted such vehicle as a Lease Vehicle unless it has notified the Lessor in writing that such vehicle is a Non-conforming Lease Vehicle during the Inspection Period (the delivery date of such written notice, the “Rejection Date”). If such Lessee timely notifies the Lessor that such vehicle is a Non-conforming Lease Vehicle, then such Non-conforming Lease Vehicle with respect to which such Lessee has so notified the Lessor shall be a “Rejected Vehicle”.
(B)Notwithstanding paragraph (A) above, a Lessee will only be entitled to reject any Lease Vehicle delivered to it by or on behalf of the Lessor (A) if the Lessor is itself entitled to reject such Lease Vehicle under the relevant Vehicle Purchasing Agreement pursuant to which such Vehicle was ordered and (B) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Lessor under the relevant Vehicle Purchasing Agreement in respect of such Vehicle.
(C)[Reserved]
2.2Certain Transfers
2.2.1Sales to Lessee. Unless a Lease Event of default has occurred and is continuing, the Lessor may sell a Lease Vehicle during such Lease Vehicle’s Vehicle Term to the relevant Lessee for an amount equal to the net book value under GAAP of such Lease Vehicle and in any event, subject to compliance with arm’s length principles.
2.2.2Intra-Lease Transfers. From time to time, a particular Lessee (the “Transferor Lessee”) may desire to cease leasing a Lease Vehicle hereunder and another Lessee (the “Transferee Lessee”) may desire to commence leasing such Lease Vehicle hereunder. Upon delivery by such Lessee to the Lessor of written notice identifying by VIN each Lease Vehicle to be so transferred from such Transferor Lessee to such Transferee Lessee (such notice, an “Intra-Lease Lessee Transfer Schedule”), each Lease Vehicle identified in such Intra-Lease Lessee Transfer Schedule shall cease to be leased by the Transferor Lessee and shall contemporaneously commence being leased to the Transferee Lessee, provided that such transfer does not result in the breach of any prescribed limits relating to Lease Vehicles set out in the Related Documents. The Lessee agrees that upon such a transfer of any Lease Vehicle from one Lessee to another Lessee pursuant to this Agreement, such Transferor Lessee relinquishes all rights that it has in such Lease Vehicle pursuant to this Agreement. Each Intra-Lease Lessee Transfer Schedule may be delivered electronically and may be delivered directly by either the applicable Transferor Lessee or the applicable Transferee Lessee or on behalf of either such party by any agent or designee of such party.
2.3Transfer of Risks
As of the relevant Vehicle Lease Commencement Date, and until the later of:
(a)the Vehicle Lease Expiration Date; or

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(b)such time at which the Lessee and the relevant sub-lessee (if any) no longer possesses such Lease Vehicle and the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Lease Vehicle has been transferred to any third party, the Lessee assumes and bears the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Lease Vehicle, however caused or occasioned, and all other risks and liabilities relating to the Lease Vehicle.
2.4Return
2.4.1Lessee Right to Return. The Lessee may return any Lease Vehicle (other than any Lease Vehicle that has experienced a Casualty or become an Ineligible Vehicle) then leased by such Lessee at any time prior to such Lease Vehicle’s Italian Master Lease Scheduled Expiration Date to the Italian Fleet Servicer (who will act on behalf of the Italian FleetCo and in accordance with the Italian Fleet Servicing Agreement) at the location for such Lease Vehicle’s return reasonably specified by the Italian Fleet Servicer, provided that, for the avoidance of doubt, the Vehicle Term for such Lease Vehicle will continue until the Vehicle Lease Expiration Date thereof, notwithstanding the prior return of such Lease Vehicle pursuant to this Sub-Clause 2.4.1 (Lessee Right to Return).
2.4.2Lessee Obligation to Return.
(A)The Lessee shall return (or shall oblige any sublessee to return) each Lease Vehicle leased by such Lessee on or prior to such Lease Vehicle’s Italian Master Lease Scheduled Expiration Date to the Italian Fleet Servicer (who will act on behalf of the Italian FleetCo and in accordance with the Italian Fleet Servicing Agreement) at the location for such Lease Vehicle’s return reasonably specified by the Italian Fleet Servicer (or in the case of sub-lease to another jurisdiction pursuant to condition 5.2.2(E) below where the servicer of such relevant jurisdiction will dispose of such Lease Vehicle on the Italian Fleet Servicer's behalf, at the location for such Lease Vehicle’s return reasonably specified by the servicer of such relevant jurisdiction, including for the avoidance of doubt at a location in such other jurisdiction) (taking into account transportation costs and expected realisable disposition proceeds).
(B)The Lessee shall return each Lease Vehicle leased by such Lessee upon the Vehicle Lease Expiration Date to the Lessor unless a Disposition Date has occurred in respect of such Lease Vehicle.
2.5Redesignation of Vehicles
2.5.1Mandatory Program Vehicle to Non-Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Program Vehicle leased by the Lessee hereunder as of any date of determination, the Lessor shall on the date specified in Clause 2.5.4 (Timing of Redesignations) redesignate such Lease Vehicle as a Non-Program Vehicle, if:
(A)a Manufacturer Event of Default is continuing with respect to the Manufacturer of such Lease Vehicle as of such date; or

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(B)as of any such date occurring after the Minimum Program Term End Date with respect to such Lease Vehicle, such Lease Vehicle was returned as of such date pursuant to the terms of the Manufacturer Program with respect to such Lease Vehicle, the Manufacturer of such Lease Vehicle would not be obliged to pay a repurchase price for such Lease Vehicle, or guarantee the disposition proceeds to be received for such Vehicle, in each case in an amount at least equal to (1) the Net Book Value of such Lease Vehicle, as of such date, minus (2) the Final Base Rent that would be payable in respect of such Lease Vehicle, assuming that such date were the Disposition Date for such Lease Vehicle, minus (3) the Excess Mileage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (4) the Excess Damage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (5) the Pre-VLCD Program Vehicle Depreciation Amount paid or payable with respect to such Lease Vehicle, as of such date, minus (6) the Program Vehicle Depreciation Assumption True-Up Amount paid or payable with respect to such Lease Vehicle, as of such date.
2.5.2Optional Program Vehicle to Non-Program Vehicle Redesignations. In addition to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) and without limitation thereto, with respect to any Lease Vehicle that is a Program Vehicle leased by the Lessee hereunder as of any date of determination, such Lessee may redesignate such Lease Vehicle as a Non-Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee), provided that such Lessee shall not redesignate any Program Vehicle as a Non-Program Vehicle pursuant to this Clause 2.5.2 if, after giving effect to such redesignation, an Aggregate Asset Amount Deficiency would exist, unless such redesignation would decrease the amount of such Aggregate Asset Amount Deficiency.
2.5.3Non-Program Vehicle to Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Non-Program Vehicle leased by the Lessee hereunder as of any date of determination, if such Lease Vehicle was previously designated as a Program Vehicle, then such Lessee may redesignate such Lease Vehicle as a Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee), provided that such Lessee may not redesignate any such Lease Vehicle as a Program Vehicle if such Lease Vehicle would then be required to be redesignated as a Non-Program Vehicle pursuant to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) after designating such Lease Vehicle as a Program Vehicle.
2.5.4Timing of Redesignations. With respect to any redesignation to be effected pursuant to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month following the date on which the applicable event or condition described in Clause 2.5.1(B) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) occurs. With respect to any redesignation to be effected pursuant

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to Clause 2.5.2 (Optional Program Vehicle to Non-Program Vehicle Redesignations) or 2.5.3 (Non-Program Vehicle to Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month immediately following the calendar month of the date written notice was delivered by the applicable Lessee of such redesignation.
2.5.5Program Vehicle to Non-Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Non-Program Vehicle pursuant to Clause 2.5.1 (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) or Clause 2.5.2 (Optional Program Vehicle to Non-Program Vehicle Redesignations), the Lessee of such Lease Vehicle as of the close of business on the date of such redesignation shall pay to the Lessor on the Payment Date following the effective date of such redesignation, as determined in accordance with Clause 2.5.4 (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle over the Market Value of such Lease Vehicle, in each case, as of the date of such redesignation (such excess, if any, for such Lease Vehicle, a “Redesignation to Non-Program Amount”).
2.5.6Non-Program Vehicle to Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Program Vehicle pursuant to Clause 2.5.3 (Non-Program Vehicle to Program Vehicle Redesignations), the Lessor shall pay to the Lessee of such Lease Vehicle on the Payment Date following the effective date of such redesignation, as determined in accordance with Clause 2.5.4 (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle (as of the date of such redesignation and calculated assuming that such Lease Vehicle had never been designated as a Non-Program Vehicle) over the Net Book Value of such Lease Vehicle (as of the date of such redesignation but without giving effect to such Lease Vehicle’s redesignation as a Program Vehicle) (such excess, if any, for such Lease Vehicle and such redesignation, the “Redesignation to Program Amount”), provided that:
(A)no payment shall be required to be made and no payment may be made by the Lessor pursuant to this Clause 2.5.6 to the extent that an Amortization Event or a Potential Amortization Event exists or would be caused by such payment;
(B)the amount of any such payment to be made by the Lessor on any such date shall be capped at and be paid from (and the obligation of the Lessor to make such payment on such date shall be limited to) the amount of funds available to the Lessor on such date, at any time in accordance with Clause 16 (Non-petition and Limited Recourse) below; and
(C)if any such payment from the Lessor is limited in amount pursuant to the foregoing paragraph (A) or (B), the Lessor shall pay to such Lessee the funds available to the Lessor on such Payment Date and shall pay to such Lessee on each Payment Date thereafter the amount available to the Lessor until such Redesignation to Program Amount has been paid in full to such Lessee.

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2.6Hell-or-High-Water Lease
Each Lessee’s obligation to pay all rent and other sums hereunder shall be absolute and unconditional, and shall not be subject to any abatement, set-off (except as required under Clause 4.8.6 Tax gross-up below), counterclaim, deduction or reduction for any reason whatsoever. The obligations and liabilities of each Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including, without limitation:
2.6.1any defect in the condition, merchantability, quality or fitness for use of the Lease Vehicles or any part thereof;
2.6.2any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Lease Vehicles or any part thereof;
2.6.3any restriction, prevention or curtailment of or interference with any use of the Lease Vehicles or any part thereof;
2.6.4any defect in or any Security on title to the Lease Vehicles or any part thereof;
2.6.5any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of such Lessee or the Lessor;
2.6.6any bankruptcy, insolvency, reorganisation, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court;
2.6.7any claim that such Lessee has or might have against any Person including, without limitation, the Lessor;
2.6.8any failure on the part of the Lessor or such Lessee to perform or comply with any of the terms hereof or of any other agreement;
2.6.9any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Italian Related Documents or any provision of any thereof, in each case whether against or by such Lessee or otherwise;
2.6.10any insurance premiums payable by such Lessee with respect to the Lease Vehicles; or
2.6.11any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not such Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable.
To the maximum extent permitted by the applicable law this Agreement shall not be cancellable by the Lessee (subject to Clause 26 (Lessee Termination and Resignation)) and, except as expressly provided by this Agreement, the Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution or reduction of Rent or other amounts payable by such Lessee hereunder. All payments by each Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, no Lessee shall seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. All covenants and agreements of each Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

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2.7Condition subsequent
The lease of the Vehicles purchased by Italian FleetCo under this Agreement is taking place within the context of the issue of the Italian Notes. Therefore, the Parties hereby agree and acknowledge that:
2.7.1in the event that the Italian Notes are not issued and subscribed for by the Fifth Amendment Date, each of the Parties shall be automatically released and discharged from its obligations under this Agreement which shall be automatically terminated;
2.7.2save for the provisions of article 1358 of the Italian Civil Code, the termination of this Agreement under this Clause 2.7 shall not give rise to any cost or charge for the Parties, nor will it give them any right or action for indemnity or liability; and
2.7.3in the event this Agreement is terminated pursuant to this Clause 2.7, the Parties undertake to perform all necessary or reasonable activities to allow each of them to return to their original legal and accounting positions.
3Term
3.1Vehicle Term
3.1.1Vehicle Lease Commencement Date. The “Vehicle Lease Commencement Date” with respect to any Lease Vehicle shall mean the date referenced in the applicable Lease Vehicle Acquisition Schedule with respect to such Lease Vehicle, provided that:
(A)in respect of Lease Vehicles which were leased under the Terminated Italian Master Lease, such date shall be the date hereof;
(B)in respect of Lease Vehicles to be leased pursuant to this Agreement and which were not leased under the Terminated Italian Master Lease, in no event shall such date be a date later than (i) the date that funds are expended by Italian FleetCo to acquire such Lease Vehicle or (ii) if earlier, the date on which the Lease Vehicle is delivered, (such date of payment, the “Vehicle Funding Date” for such Lease Vehicle).
3.1.2Vehicle Term for Lease Vehicles. The “Vehicle Term” with respect to each Lease Vehicle shall extend from the Vehicle Lease Commencement Date through the earliest of:
(A)the Disposition Date with respect to such Lease Vehicle;
(B)if such Lease Vehicle becomes a Rejected Vehicle, the Rejection Date with respect to such Rejected Vehicle; and
(C)the Italian Master Lease Scheduled Expiration Date,
the earliest of such three dates being referred to as the “Vehicle Lease Expiration Date” for such Lease Vehicle, provided that, in relation to paragraph (C) above, no Vehicle Lease Expiration Date will occur if an Italian Master Lease Extension Agreement has been executed within five (5) Business Days of the Italian Master Lease Scheduled Expiration Date.
3.1.3[Reserved]

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3.1.4Lease Vehicles with Multiple Vehicle Terms. For the avoidance of doubt, with respect to any Lease Vehicle that experiences more than one Vehicle Term pursuant to this Agreement, each such Vehicle Term with respect to such Lease Vehicle will be treated as an independent Vehicle Term for all purposes hereunder.
3.1.5Extension/Renewal of Term. So long as no Lease Event of Default is continuing under this Agreement, any lease of Lease Vehicles hereunder may be extended/renewed by the execution by the Lessor and the applicable Lessee of a Italian Master Lease Extension Agreement in substantially the form set out in Schedule 7 (Form of Italian Master Lease Extension/Renewal Agreement) on or before the Italian Master Lease Scheduled Expiration Date (or within 5 (five) Business Days after the Italian Master Lease Scheduled Expiration Date) in which circumstance the lease of the relevant Lease Vehicle will expire on the immediately following Italian Master Lease Scheduled Expiration Date (and, notwithstanding any provision herein to the contrary, such lease shall have remained in full force and effect during such 5 (five) Business Day period following the relevant Italian Master Lease Scheduled Expiration Date). The Italian Master Lease Extension Agreement shall become effective on the date stated therein (subject to the deemed extension provision in this Sub-Clause 3.1.5 (Extension/Renewal of Term)).
3.2Italian Master Lease Term
The “Lease Commencement Date” shall mean the date of signing of this Agreement. The “Lease Expiration Date” shall mean the later of (i) the date of the final payment in full or cancellation of the Italian Notes in accordance with the Italian Terms and Conditions and (ii) the Vehicle Lease Expiration Date for the last Lease Vehicle leased by the Lessee hereunder, provided that such lease may be renewed in accordance with Clause 3.1.5 (Extension/Renewal of Term) above. The “Term” of this Agreement shall mean the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.
4Rent and Lease Charges
The Lessee will pay Rent due and payable on a monthly basis as set forth in this Clause 4 (Rent and Lease Charges).
4.1Depreciation Records and Depreciation Charges
On each Business Day, the Lessor shall establish or cause to be established the Depreciation Charge with respect to each Lease Vehicle, and the Lessor shall maintain, and upon request by a Lessee, deliver or cause to be delivered to such Lessee a record of such Depreciation Charges (such record, the “Depreciation Record”) with respect to each Lease Vehicle leased by such Lessee as of such date, the delivery of which may be satisfied by the Lessor posting or causing to be posted such depreciation records to a password-protected website made available to such Lessee or by any other reasonable means of electronic transmission (including, without limitation, email or other file transfer protocol), and may be made directly by the Lessor or on its behalf by any agent or designee of the Lessor.

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4.2Monthly Base Rent
With respect to any Payment Date and any Lease Vehicle (other than a Lease Vehicle with respect to which the Disposition Date occurred during such Related Month), the “Monthly Base Rent” with respect to such Lease Vehicle for such Payment Date shall equal the pro rata portion (based upon the number of days in the Related Month with respect to such Payment Date that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of the last day of such Related Month calculated on a 30/360 day basis.
4.3Final Base Rent
With respect to any Payment Date and any Lease Vehicle with respect to which the Disposition Date occurred during such Related Month, the “Final Base Rent” with respect to any such Lease Vehicle for such Payment Date shall be an amount equal to the pro rata portion (based upon the number of days in such Related Month that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of such Disposition Date, calculated on a 30/360 day basis.
4.4Program Vehicle Depreciation Assumption True-Up Amount
If the Program Vehicle Depreciation Assumption True-Up Amount with respect to any Lease Vehicle is a positive number as of the first day following the end of the Estimation Period for such Lease Vehicle, then the Lessee of such Lease Vehicle shall pay the Lessor such Program Vehicle Depreciation Assumption True-Up Amount with respect to such Lease Vehicle in accordance with Clause 4.7 (Payments).
4.5Monthly Variable Rent
The “Monthly Variable Rent” for each Payment Date and each Lease Vehicle other than a Lease Vehicle which was a Credit Vehicle on the last day of the Related Month with respect to such Payment Date (w) leased hereunder as of the last day of the Related Month with respect to such Payment Date, (x) the Disposition Date in respect of which occurred during such Related Month, or (y) that was purchased by the applicable Lessee during such Related Month, in each case shall equal the product of:
(A)the sum of:
(a)all interest that has accrued on the Italian Note during the Interest Period for the Italian Note ending on the second Business Day immediately preceding the Determination Date immediately preceding such Payment Date; plus
(b)all Italian Carrying Charges with respect to such Payment Date; and
(B)the quotient (the “VR Quotient”) obtained by dividing:
(a)the Net Book Value of such Lease Vehicle as of the last day of such Related Month (or, if earlier, the Disposition Date with respect to such Lease Vehicle); by
(b)the aggregate Net Book Value as of the last day of such Related Month (or, in any such case, if earlier, the Disposition Date of such Lease Vehicle) of all such Lease Vehicles leased by the Lessor to the Lessee.

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4.6Casualty; Ineligible Vehicles
On the second day of each calendar month, the Lessee shall deliver to the Italian Fleet Servicer (for itself and as agent on behalf of Italian FleetCo) a list containing each Lease Vehicle leased by such Lessee that suffered a Casualty or became an Ineligible Vehicle in the preceding calendar month (each such list, a “Monthly Casualty Report”). Each such delivery may be satisfied by the applicable Lessee posting such Monthly Casualty Report to a password-protected website made available to the Italian Fleet Servicer or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee. On the Disposition Date with respect to each Lease Vehicle that suffers a Casualty or becomes an Ineligible Vehicle, (i) the Lessor shall cause title to such Lease Vehicle to be transferred to or at the direction of the Lessee of such Lease Vehicle and (ii) such Lessee shall be entitled to any physical damage insurance proceeds applicable to such Lease Vehicle.
4.7Payments
4.7.1Subject to Clause 4.7.3, on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Clause 4.9 (Prepayments), the Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder to the last day of such Related Month (other than any Lease Vehicle the Disposition Date for which occurred during such Related Month):
(A)the Monthly Base Rent with respect to such Lease Vehicle as of such Payment Date; plus
(B)the Pre-VLCD Program Vehicle Depreciation Amount with respect to such Lease Vehicle, if any; plus
(C)if the Program Vehicle Depreciation Assumption True-Up Amount owing with respect to such Lease Vehicle as of such Payment Date is a positive number, then such Program Vehicle Depreciation Assumption True-Up Amount minus all amounts previously paid by the applicable Lessee in respect of such Program Vehicle Depreciation Assumption True-Up Amount; plus
(D)the Monthly Variable Rent with respect to such Lease Vehicle as of such Payment Date; plus
(E)the Redesignation to Non-Program Amount, if any, with respect to such Lease Vehicle for such Payment Date.
4.7.2Subject to Clause 4.7.3, on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Clause 4.9 (Prepayments), the Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder as of any day during such Related Month and the Disposition Date for which occurred during such Related Month:
(A)the Casualty Payment Amount with respect to such Lease Vehicle, if any; plus
(B)the Final Base Rent with respect to such Lease Vehicle, if any; plus

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(C)the Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any; plus
(D)the Non-Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any; plus
(E)the Early Program Return Payment Amount with respect to such Lease Vehicle, if any; plus
(F)the Monthly Variable Rent owing with respect to such Lease Vehicle for such Payment Date.
4.7.3The total amount of Rent payable by the Lessee to the Lessor on each Payment Date shall be adjusted by an amount (positive or negative) as reasonably determined by the Italian Fleet Servicer to result in the net income and gains, of the Lessor for the Related Month, calculated in accordance with GAAP, taking into account, inter alia, (i) all interest expenses and other expenses of such Lessor (including, for the avoidance of doubt, such interest and other expenses paid and accrued but not yet paid) (in accordance with GAAP) and (ii) any losses or gains realised as of the last day of the Related Month (in respect of the disposal of Non-Program Vehicles by (or on behalf of) the Lessor during such Related Month being equal to one twelfth of the Italian Minimum Profit Amount (the “Rental Adjustment”) provided that the Rental Adjustment shall not result in the Rent being reduced below such amount as is required by the Lessor to make any payments to third parties (including without limitation in respect of interest and other amounts payable to the Italian Noteholder under the Italian Notes) on such Payment Date.
4.8Making of Payments
4.8.1All payments hereunder shall be made by the Lessee or one or more of its Affiliates on behalf of such Lessee, to, or for the account of, the Lessor in immediately available funds, without set-off, counterclaim or deduction of any kind, except as required under Clause 4.8.6.
4.8.2All such payments shall be deposited into the Italian Collection Account not later than 12.00 noon, London time, on such Payment Date.
4.8.3If the Lessee pays less than the entire amount of Rent (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made pursuant to Clause 4.9 (Prepayments) with respect to amounts due on such Payment Date, then the payment received from such Lessee in respect of such Payment Date shall be first applied to the Monthly Variable Rent due on such Payment Date.
4.8.4In the event the Lessee fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and such Lessee shall pay default interest with respect thereto at a rate equal to (i) the effective interest rate payable by Italian FleetCo on any overdue amounts owed by Italian FleetCo with respect to the Italian Note or (ii) if no such interest is payable by Italian FleetCo, EURIBOR plus 1.0 per cent, during the period from the Payment Date on which such delinquent amount was payable until such delinquent amount (with accrued interest) is paid.

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4.8.5EUR is the currency of account payment for any sum due from one party to another under this Agreement.
4.8.6Tax gross-up:
(A)The Lessee shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.
(B)The Lessee shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lessor and the Italian Noteholder accordingly.
(C)If the Lessee is required by law to make a Tax Deduction, the amount of the payment due by such Lessee shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.
(D)If the Lessee is required to make a Tax Deduction, such Lessee shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(E)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Lessee shall deliver to the Lessor and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) evidence reasonably satisfactory to the Lessor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.
4.9Prepayments
On any Business Day, the Lessee, or one or more of its Affiliates on behalf of such Lessee, may, at its option, make a non-refundable payment to the Lessor of all or any portion of the Rent or any other amount that is payable by such Lessee hereunder on the Payment Date occurring in the calendar month of such date of payment or the next succeeding Payment Date, in advance of such Payment Date.
4.10Ordering and Delivery Expenses
With respect to any Lease Vehicle to be leased by the Lessee hereunder, such Lessee shall pay to or at the direction of the Lessor all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Lease Vehicle and all sales and use tax (if any) to the extent that the same have not been included in the Capitalized Cost of such Lease Vehicle, as such inclusion or exclusion has been reasonably determined by the Italian Fleet Servicer.

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4.11[Reserved]
5Vehicle Operational Covenants
5.1[Reserved]
5.1.1Maintenance and Repairs. With respect to the Lessee and the Lease Vehicles leased by such Lessee hereunder, such Lessee shall pay for all maintenance and repairs. The Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Lease Vehicles leased by such Lessee hereunder, including, but not limited to, fuel, lubricants and coolants. Any improvements or additions to any Lease Vehicles shall become and remain the property of the Lessor, except that any addition to any Lease Vehicle made by the Lessee shall remain the property of such Lessee if such addition can be disconnected from such Lease Vehicle without impairing the functioning of such Lease Vehicle or its resale value, excluding such addition.
5.1.2Insurance. The Lessee shall:
(A)arrange for the following insurances to be effected and maintained until the Lease Expiration Date:
(a)for the Lessor, for itself and, to the extent each or any of the Lessor or a Lessee is required to do so as a Requirement of Law in the jurisdiction in which each or any of the Lessor or a Lessee is located, for any other Person, insurance cover which is a Requirement of Law, including providing protection against:
(I)liability in respect of bodily injury or death caused to third parties; and
(II)loss or damage to property belonging to third parties,
in each case arising out of the use of any Lease Vehicle at or above any applicable minimum limits of indemnity/liability as a Requirement of Law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Motor Third Party Liability Cover”); and
(b)for the Lessor, the Italian Noteholder and itself, insurance cover providing protection against public and product liability in respect of Vehicles which the Lessor leases to the Lessee in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Public/Product Liability Cover”),
(each an “Insurance Policy” and together the “Insurance Policies”), in each case with licensed insurance companies or underwriters;
(B)use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a non-vitiation clause substantially in the form as set out in Part A (Non-vitiation endorsement) of Schedule 1 (Common Terms of Motor Third Party Liability Cover);
(C)use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a severability of interest clause substantially in the

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form as set out in Part B (Severability of interest) of Schedule 1 (Common Terms of Motor Third Party Liability Cover);
(D)use reasonable endeavours to ensure that the Motor Third Party Liability Cover is endorsed by a “non-payment of premium” clause substantially in the form as set out in Part C (Notice of non-payment of premium to be sent to the Italian Noteholder) of Schedule 1 (Common Terms of Motor Third Party Liability Cover);
(E)upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion;
(F)ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;
(G)notify the Lessor and the Italian Noteholder of any material changes to either a Lessee’s or the Lessor’s insurance coverage under any of the Insurance Policies;
(H)promptly notify the Lessor and the Italian Noteholder of:
(a)any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and
(b)any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;
(I)if any of the Insurance Policies are not kept in full force and effect and/or if a Lessee fails to pay any premiums thereunder, the Lessor has the right, but no obligation, to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy), as the case may be, and in either case, the Lessee shall indemnify the Lessor for the amount of any premium and any Liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of the premiums due by the Lessor, as the case may be (such indemnity shall be immediately due and payable by such Lessee);
(J)retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies affecting the Lessor and shall supply the original Insurance Policy documents only (but not any claims correspondence) to the Italian Liquidation Co-ordinator and (if so requested) supply the Lessor and the Italian Noteholder with copies thereof;
(K)comply, and use reasonable endeavours to ensure that any Affiliate to which a Lease Vehicle has been sub-leased pursuant to this Agreement and any sub-contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies;

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(L)in respect of the Public/Product Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking substantially in the form set out in Part A (Public/Product Liability Cover) of Schedule 2 (Insurance Broker Letter of Undertaking); and
(M)in respect of the Motor Third Party Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking substantially in the form set out in Part B (Motor Third Party Liability) of Schedule 2 (Insurance Broker Letter of Undertaking).
5.1.3Ordering and Delivery Expenses. The Lessee shall be responsible for the payment of all ordering and delivery expenses as set forth in Clause 4.10 (Ordering and Delivery Expenses).
5.1.4Fees; Traffic Summonses; Penalties and Fines. With respect to the Lessee and the Lease Vehicles leased by such Lessee hereunder and notwithstanding the fact that the Lessor is the legal owner of any Italian Vehicle, the Lessee shall be responsible for the payment of all registration fees, title fees, licence fees or other similar governmental fees and taxes, excluding Italian car registration tax (imposta provinciale di trascrizione), and Italian motor vehicle duty (tassa automobilistica) but including all costs and expenses in connection with the transfer of title of, or reflection of the interest of any security holder in, any Lease Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any Lease Vehicle during the Vehicle Term for such Lease Vehicle or imposed during the Vehicle Term for such Lease Vehicle by any Governmental Authority with respect to such Lease Vehicles and any premiums relating to any of the Insurance Policies under Clause 5.1.2 (Insurance), in connection with such Lessee’s operation of such Lease Vehicles. The Lessor may, but is not required to, make any and all payments pursuant to this Clause 5.1.4 on behalf of such Lessee, provided that such Lessee will reimburse the Lessor in full for any and all payments made pursuant to this Clause 5.1.4.
5.1.5Licences, authorisations, consents and approvals. The Lessee shall obtain and maintain for so long as it leases Lease Vehicles hereunder, all governmental licences, authorisations, consents and approvals required to carry on its business as now conducted and for the purposes of the transactions contemplated by this Agreement, except to the extent that the failure is not reasonably likely to result in a Material Adverse Effect.
5.2Vehicle Use
5.2.1The Lessee may use Lease Vehicles leased hereunder in connection with its car rental business, including use by such Lessee’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, subject to Clause 2.4 (Italian Fleet Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing) of the Italian Fleet Servicing Agreement, Clause 8.6 (Preservation of Rights) and Clause 9 (Default and Remedies Therefor) hereof and Clause 10.2 (Rights of the Italian Noteholder upon Amortization Event or Certain Other Events of Default) of the Italian Note Purchase Agreement. The Lessee agrees to possess, operate and

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maintain each Lease Vehicle leased to it in a manner consistent with how such Lessee would possess, operate and maintain such Vehicle were such Lessee the beneficial owner of such Lease Vehicle.
5.2.2In addition to the foregoing, the Lessee may sublet Lease Vehicles to any of:
(A)any Person(s), so long as (i) the sublease of such Lease Vehicles satisfies the Non-Franchisee Third Party Sublease Contractual Criteria, (ii) the Lease Vehicles being subleased are being used in connection with such Person(s)’ business and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Clause 5.2.2(A) does not exceed one (1) per cent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;
(B)any franchisee of any Affiliate of the Lessee (and which franchisee, for the avoidance of doubt, may be an Affiliate of the Lessee), so long as (i) the sublease of such Lease Vehicles satisfies the Franchisee Sublease Contractual Criteria, (ii) such franchisee meets the normal credit and other approval criteria for franchises of such Affiliate and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased pursuant to this Clause 5.2.2(B) at any one time does not exceed five (5) per cent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;
(C)any Affiliate of the Lessee located in the same jurisdiction as the Lessee, so long as (i) the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Clause 5.2.2(C) does not exceed five (5) per cent. of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement;
(D)subject to the provisions in Sub-Clause 5.2.2(E) below, any Affiliate of the Lessee located in a jurisdiction different to the jurisdiction where the Lessee is located, so long as:
(i)the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement;
(ii)the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities;
(iii)the relevant FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate and FleetCo Class C Baseline Advance Rate applicable to the Lease Vehicle being subleased must be the

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lower FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate or FleetCo Class C Baseline Advance Rate (as applicable) in respect of the relevant FleetCo AAA Component, as the case may be, of (a) the jurisdiction of the Lessee and (b) the jurisdiction of the relevant Affiliate to such Lease Vehicles are sub-leased to;
(iv)the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Clause 5.2.2(D) does not exceed 1 per cent. of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement; and
(v)following a Level 1 Minimum Liquidity Test Breach, the subleases of such Lease Vehicles shall be terminated, and such subleased Vehicles shall either be: (a) returned to the Lessee or (b) sold by the relevant Affiliate, with all proceeds of such sale to be deposited into the Italian Collection Account.
(E)in addition to the provisions of Sub-Clause 5.2.2(D) above, the OpCos located in a jurisdiction different than the jurisdiction where the Lessee is located, so long as:
(i)the sublease of such Lease Vehicles to such OpCo states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement;
(ii)any Lease Vehicles being so subleased must be Non-Program Vehicles;
(iii)the relevant FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate and FleetCo Class C Baseline Advance Rate applicable to the Lease Vehicle being subleased must be the lower of FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate or FleetCo Class C Baseline Advance Rate (as applicable) in respect of the relevant Eligible Investment Grade Non-Program Vehicle Amount or Eligible Non-Investment Grade Non-Program Vehicle Amount, as the case may be, of (a) the jurisdiction of the Lessee and (b) the jurisdiction of the relevant OpCo to such Lease Vehicles are sub-leased to;
(iv)the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(E) (Vehicle Use), sub-clause 5.2.2 (E) of the Dutch Master Lease, sub-clause 5.2.2. (E) of the French Master Lease, sub-clause 5.2.2 (E) of the Spanish Master Lease, sub-clause 5.2.2 (E) of the German Master Lease and sub-clause 5.2.2 (E) of the Belgian Master Instalment Agreement, together with the Net Book Value of the Lease Vehicles being subleased pursuant to Sub-Clause 5.2.2(D) (Vehicle Use), sub-clause 5.2.2 (D) of the Dutch Master Lease, sub-clause 5.2.2. (D) of the French Master Lease, sub-clause 5.2.2 (D) of the Spanish Master Lease, sub-clause 5.2.2 (D) of the German Master Lease and sub-clause 5.2.2 (D) of the Belgian Master Instalment Sale and Administration Agreement, does not exceed the

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lower of (1) ten (10) per cent. of the aggregate Net Book Value of all Eligible Vehicles at any one time or (2) EUR 70,000,000 in total and provided that, in respect of Germany, individually, this should not exceed EUR 16,000,000;
(v)the Lease Vehicles being so subleased are being used in connection with such OpCo’s business, including use by such OpCo’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities; and
(vi)following a Level 1 Minimum Liquidity Test Breach, the subleases of such Lease Vehicles shall be terminated, and such subleased Vehicles shall either be: (a) returned to the Lessee or (b) sold by the relevant OpCo on the Italian Fleet Servicer's behalf, with all proceeds of such sale to be deposited into the Italian Collection Account.
With respect to any Lease Vehicles subleased pursuant to this Clause 5.2.2 that meet the conditions of both the preceding paragraphs (A) and (B), as of any date of determination, the Italian OpCo, in its capacity of Lessee, will determine which such Lease Vehicles shall count towards the calculation of the percentage of aggregate Net Book Value in which of the preceding paragraph (A) or (B) as of such date provided that, no such individual Lease Vehicle shall count towards the calculation of the percentage of aggregate Net Book Value with respect to both paragraphs (A) and (B) as of such date.
On the first day of each calendar month, each Lessee (other than Italian OpCo) shall deliver to the Italian OpCo a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding paragraph (A) or (B) and the sublessee of each such Lease Vehicle (in addition to details on the Manufacturer of such Lease Vehicle and if such Lease Vehicle is designated as Program Vehicle or Non-Program Vehicle), in each case, as of the last day of the immediately preceding calendar month, each of which deliveries may be satisfied by the applicable Lessee posting such list to a password-protected website made available to the Italian OpCo or by any other reasonable means of electronic transmission (including by email, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee.
On the first day of each calendar month, each Lessee (other than Italian OpCo) shall deliver to the Italian OpCo a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding paragraphs (C), (D) and (E) and the sublessee of each such Lease Vehicle (in addition to details on the Manufacturer of such Lease Vehicle and if such Lease Vehicle is designated as Program Vehicle or Non-Program Vehicle), in each case, as of the last day of the immediately preceding calendar month, each of which deliveries will be satisfied by the Italian OpCo, in its capacity of Lessee, having actual knowledge of each such subleased Lease Vehicle and the related sublessee to whom such Lease Vehicle was then being subleased.

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The sublease of any Lease Vehicles permitted by this Clause 5 (Vehicle Operational Covenants) shall not release the Lessee from any obligations under this Agreement.
5.3Non-Disturbance
With respect to the Lessee, so long as such Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Lease Vehicles will not be disturbed during the Term subject, however, to Clause 2.4 (Italian Fleet Servicer functions with respect to Lease Vehicle Returns, Disposition and Invoicing) of the Italian Fleet Servicing Agreement, Clause 8.6 (Preservation of rights) and Clause 9 (Default and Remedies Therefor) hereof and except that the Lessor and the Italian Noteholder each retain the right, but not the duty, to inspect the Lease Vehicles leased by such Lessee without disturbing such Lessee’s business.
5.4Manufacturer’s Warranties
If a Lease Vehicle is covered by a Manufacturer’s warranty, the Lessee, during the Vehicle Term for such Lease Vehicle, shall have the right to make any claims under such warranty that the Lessor could make.
5.5Program Vehicle Condition Notices
Upon the occurrence of any event or condition with respect to any Lease Vehicle that is then designated as a Program Vehicle that would reasonably be expected to result in a redesignation of such Lease Vehicle pursuant to Clause 2.5.1(B) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), the Lessee of such Lease Vehicle shall notify the Lessor and the Italian Fleet Servicer of such event or condition in the normal course of operations.
5.6Landlord’s lien
5.6.1So as to anticipate any eventual attempt by any landlord or concessionaire or sub-lessor of premises having entered with the Lessee into a commercial lease agreement (contratto di locazione commerciale), concession or a sub-concession or lease of public assets belonging to the so called "patrimonio disponibile" to invoke any special lien (privilegio speciale) in respect of any Lease Vehicles, which may be parked from time to time in the relevant leased premises, the Lessee will send or cause to be sent a notice substantially in the form set out in Schedule 10 (Form of Notice to Landlords) to the relevant landlord and/or concessionaire / sub-lessor of any such premises (the "Relevant Third Party") on the date hereof and, in any case, no later than by the end of January 2023.
5.6.2Each such notice sent pursuant to Clause 5.6.1 above will be signed by the Lessee, and will be sent, with copy to the Lessor and the Italian Fleet Servicer, by registered mail with acknowledgement of receipt (piego raccomandato aperto) on headed paper of the Lessee expressly stating that:
(a)the Lessor is the owner (proprietario) of the Vehicles parked in the premises of the Relevant Third Party; and
(b)where such Relevant Third Party so requests, the Lessee will provide information as to which Lease Vehicle among all Vehicles parked in the

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relevant premises belong to a party other than the Lessor (with sufficient information to permit the correct identification of those Vehicles).
5.6.3In respect of Clause 5.6.2, alternatively, the Lessee may serve such notice by way of certified e-mail message (posta elettronica certificata - PEC) from the certified email account of the Lessee to the certified e-mail account of the Relevant Third Party, with copy to the certified e-mail account of the Lessor and the Italian Fleet Servicer. The text of the notice can be set out (i) in the body of such certified email message or (ii) in an attachment to such e-mail, provided that such attachment bears a date certain (data certa) through the use of electronic signatures or digital time stamps (marcatura temporale).
5.6.4In relation to new lease agreements with new Relevant Third Parties, the Lessee shall either:
(A)procure that the Relevant Third Party acknowledges in the relevant commercial lease agreement, concession or sub-concession or lease of public assets belonging to the so called "patrimonio disponibile", that the Lessor is the owner (proprietario) of the Lease Vehicles parked in the premises of such Relevant Third Party, allowing the removal of such Lease Vehicles therefrom by the Lessor at any time. If so required, the Lessee will provide information to such Relevant Third Party, by means of notice, as to which Lease Vehicle(s) among all vehicles parked in the relevant premises belong to a party other than the Lessor (with sufficient information to permit the correct identification of those Italian Vehicles); or
(B)the Lessee will send (or cause to be sent) a notice complying with the provisions of Clauses 5.6.1, 5.6.2 and 5.6.3 above at the latest 3 (three) Business Days before the date on which the first Lease Vehicle is parked or is due to be parked in the relevant premises of the Relevant Third Party.
6[Reserved]
7Certain Representations and Warranties
Italian OpCo, as Lessee, represents and warrants to the Lessor and the Italian Noteholder that on the date hereof, and as of each Vehicle Lease Commencement Date, and each Additional Lessee represents and warrants to the Lessor and the Italian Noteholder that as of the Joinder Date with respect to such Additional Lessee, and as of each Vehicle Lease Commencement Date applicable to such Additional Lessee occurring on or after such Joinder Date:
7.1Organisation; Power; Qualification
Such Lessee has been duly incorporated and is validly existing as a limited liability company under the laws of Italy, with corporate power under the laws of Italy to execute and deliver this Agreement and the other Related Documents to which it is a party and to perform its obligations hereunder and thereunder.
7.2Authorisation; Enforceability
Each of this Agreement and the other Related Documents to which it is a party has been duly authorised, executed and delivered on behalf of such Lessee and, assuming due

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authorisation, execution and delivery by the other parties hereto or thereto, is a valid and legally binding agreement of such Lessee enforceable against such Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws affecting creditors’ rights generally or by an implied covenant of good faith and fair dealing).
7.3Compliance
The execution, delivery and performance by such Lessee of this Agreement and the Italian Related Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any security, charge or encumbrance upon any of the property or assets of such Lessee other than Security arising under the Italian Related Documents pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which such Lessee is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to have a Lease Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in a Lease Material Adverse Effect) or of the provisions of the Lessee’s deed of incorporation and the by-laws of the Lessee.
7.4Governmental Approvals
There is no consent, approval, authorisation, order, registration or qualification of or with any Governmental Authority having jurisdiction over such Lessee which is required for the execution, delivery and performance of this Agreement or the Italian Related Documents (other than such consents, approvals, authorisations, orders, registrations or qualifications as have been obtained or made), except to the extent that the failure to so obtain or effect any such consent, approval, authorisation, order, registration or qualification is not reasonably likely to result in a Lease Material Adverse Effect.
7.5[Reserved]
7.6[Reserved]
7.7Italian Supplemental Documents True and Correct
All information contained in any material Italian Supplemental Document that has been submitted, or that may hereafter be submitted, by such Lessee to the Lessor is, or will be, true, correct and complete in all material respects.
7.8[Reserved]
7.9[Reserved]
7.10Eligible Vehicles
Each Lease Vehicle is or will be, as the case may be, on the applicable Vehicle Lease Commencement Date, an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof.

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8Certain Affirmative Covenants
Until the expiration or termination of this Agreement, and thereafter until the obligations of the Lessee under this Agreement and the Italian Related Documents are satisfied in full, each Lessee covenants and agrees that, unless at any time the Lessor and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) shall otherwise expressly consent in writing, it will:
8.1Corporate Existence
Do and cause to be done at all times all things necessary to: (i) maintain and preserve its limited liability existence; and (ii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in a Lease Material Adverse Effect.
8.2Books, Records, Inspections and Access to Information
8.2.1Maintain complete and accurate books and records with respect to the Lease Vehicles leased by it under this Agreement and the other Italian Collateral;
8.2.2at any time and from time to time during regular business hours, upon reasonable prior notice from the Lessor, or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), or the Italian Fleet Servicer, or the Italian OpCo permit the Lessor, or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), the Italian Fleet Servicer, or the Italian OpCo (or such other Person who may be designated from time to time by the Lessor, or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), or the Italian Fleet Servicer, or the Italian OpCo) to examine and make copies of such books, records and documents in the possession or under the control of such Lessee relating to the Lease Vehicles leased by it under this Agreement and the other Italian Collateral;
8.2.3permit any of the Lessor, or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), or the Italian Fleet Servicer, or the Italian OpCo (or such other Person who may be designated from time to time by any of the Lessor, or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), or the Italian Fleet Servicer, or the Italian OpCo) to visit the office and properties of such Lessee for the purpose of examining such materials, and to discuss matters relating to the Lease Vehicles leased by such Lessee under this Agreement with such Lessee’s independent public accountants or with any of the Authorized Officers of such Lessee having knowledge of such matters, all at such reasonable times and as often as the Lessor, the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), or the Italian Fleet Servicer or the Italian OpCo may reasonably request;

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8.2.4upon the request of the Lessor, or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), or the Italian Fleet Servicer from time to time, make reasonable efforts (but not disrupt the ongoing normal course rental of Lease Vehicles to customers) to confirm to the Lessor and/or the Italian Noteholder the location and mileage (as recorded in the relevant Lessee's computer systems) of each Lease Vehicle leased by such Lessee hereunder and to make available for the Lessor’s and/or the Italian Noteholder’s (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) and/or the Italian Fleet Servicer's inspection within a reasonable time period such Lease Vehicle at the location where such Lease Vehicle is then domiciled; and
8.2.5during normal business hours and with prior notice of at least three (3) Business Days, make its records pertaining to the Lease Vehicles leased by such Lessee hereunder available to the Lessor or the Italian Noteholder or the Italian Fleet Servicer for inspection at the location or locations where such Lessee’s records are normally domiciled, provided that, in each case, the Lessor agrees that it will not disclose any information obtained pursuant to this Clause 8.2 that is not otherwise publicly available without the prior approval of such Lessee, except that the Lessor may disclose such information (x) to its officers, employees, attorneys and advisers, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.
8.3[Reserved]
8.4Merger
Not merge or consolidate with or into any other Person unless (i) the applicable Lessee is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes such Lessee’s obligations under this Agreement.
8.5Reporting Requirements
Furnish, or cause to be furnished to the Lessor and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents):
8.5.1no later than the prescribed statutory deadline required by its by-laws and in any event by no later than 270 calendar days after the end of each financial year, its audited Annual Financial Statements together with the related auditors’ report(s);
8.5.2promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Lease Event of Default or Lease Event of Default, together with a written statement of an Authorized Officer of such Lessee describing such event and the action that such Lessee proposes to take with respect thereto, and (b) notice of any Amortization Event.
The financial data that shall be delivered to the Lessor and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under

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and in relation to the Italian Related Documents) pursuant to this Clause 8.5 shall be prepared in conformity with GAAP.
Documents, reports, notices or other information required to be furnished or delivered pursuant to this Clause 8.5 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Lessee posts such documents, or provides a link thereto on Italian OpCo’s or any Parent’s website (or such other website address as the Lessee may specify by written notice to the Lessor and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) from time to time) or (ii) on which such documents are posted on Italian OpCo’s or any Parent’s behalf on an internet or intranet website to which the Lessor and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) have access (whether a commercial, government or third-party website or whether sponsored by or on behalf of the Italian Noteholder).
8.6Preservation of Rights
Preserve and/or exercise and/or enforce its rights and/or shall procure that the same are preserved, exercised or enforced on its behalf (including by the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) in respect of the Italian Vehicles, including, but not limited to, promptly notifying any Insolvency Official of a Manufacturer or Dealer of any retention of title existing in respect of one or more Italian Vehicles in favour of the Lessor.
9Default and Remedies
9.1Events of Default
Any one or more of the following will constitute an event of default (a “Lease Event of Default”) as that term is used herein:
9.1.1there occurs a default in the payment of any Rent or other amount payable by the Lessee under this Agreement unless, such default in the payment is caused by an administrative or technical error and in such case, payment is made within three (3) Business Days of being due and payable;
9.1.2any unauthorised assignment or transfer of this Agreement by the Lessee occurs;
9.1.3the failure of the Lessee to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance that in any such case has a Lease Material Adverse Effect, and such default continues for more than fourteen (14) consecutive days after the earlier of the date written notice thereof is delivered by the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) to such Lessee or the date an Authorized Officer of such Lessee obtains actual knowledge thereof;
9.1.4if (i) any representation or warranty made by the Lessee herein is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice or other

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writing furnished by or on behalf of the Lessee to the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) is false or misleading on the date as of which the facts therein set forth are stated or certified, (ii) such inaccuracy, breach or falsehood has a Lease Material Adverse Effect, and (iii) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for fourteen (14) consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) to the applicable Lessee and (y) the date an Authorized Officer of the applicable Lessee learns of such circumstance or condition;
9.1.5an Event of Bankruptcy occurs with respect to Hertz or with respect to the Lessee;
9.1.6this Agreement or any portion thereof ceases to be in full force and effect (other than in accordance with its terms or as otherwise expressly permitted in the Italian Related Documents) or a proceeding shall be commenced by the Lessee to establish the invalidity or unenforceability of this Agreement, in each case other than with respect to the Lessee that at such time is not leasing any Lease Vehicles hereunder;
9.1.7a Servicer Default occurs; or
9.1.8a Liquidation Event occurs.
For the avoidance of doubt, with respect to any Potential Lease Event of Default or Lease Event of Default, if the event or condition giving rise (directly or indirectly) to such Potential Lease Event of Default or Lease Event of Default, as applicable, ceases to be continuing (through cure, waiver or otherwise), then such Potential Lease Event of Default or Lease Event of Default, as applicable, will cease to exist and will be deemed to have been cured for every purpose under the Italian Related Documents.
9.2Effect of Lease Event of Default
If any Lease Event of Default set forth in Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, the Lessee’s right of possession with respect to any Lease Vehicles leased hereunder shall be subject to the Lessor’s option to terminate such right as set forth in Clause 9.3 (Rights of Lessor and Italian Noteholder Upon Lease Event of Default) and 9.4 (Liquidation Event and Non-Performance of Certain Covenants).
9.3Rights of Lessor and Italian Noteholder Upon Lease Event of Default
9.3.1If a Lease Event of Default shall occur and be continuing, then the Lessor (or the Italian Fleet Servicer on its behalf) may proceed by appropriate court action or actions available to it under Italian law to enforce performance by the Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Clause 9.5 (Measure of Damages).
9.3.2If any Lease Event of Default set forth in Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, then (i) subject to the terms of this Clause 9.3.2, the Lessor (as directed by the Italian Noteholder (acting in

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accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) or the Italian Fleet Servicer shall have the right to serve notice on the other parties hereto, a “Master Lease Termination Notice”, and following service of such notice shall have the right (but not the obligation) to
(A)terminate the Lessee’s rights of use and possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee,
(B)take all steps and/or initiate all actions or recourses (whether judicial or not) which may be available under the applicable law in order to:
(a)re possess any Lease Vehicles;
(b)peaceably enter upon the premises of the Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of the Lessee, or its successors or assigns, and to use or dispose of such Lease Vehicles for any purpose whatsoever; and
(c)the Lessee, at the request of the Lessor (as directed by the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), shall return or cause to be returned all Lease Vehicles to and in accordance with the directions of the Lessor or the Italian Fleet Servicer, as the case may be.
9.3.3Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter available to it under Italian law and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor, provided, however, that the measure of damages recoverable against such Lessee will in any case be calculated in accordance with Clause 9.5 (Measure of Damages). All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein, provided that, for the avoidance of doubt, any exercise of any such right or power shall remain subject to each condition expressly specified in any Related Document with respect to such exercise. Any extension of time for payment hereunder or other indulgence duly granted to the Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of such Lessee. The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein.
9.4Liquidation Event and Non-Performance of Certain Covenants
9.4.1If a Liquidation Event shall have occurred and be continuing, the Italian FleetCo (as directed by the Italian Noteholder (acting in accordance with the terms of Italian

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Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) shall have the rights against the Lessee and the Italian Collateral and under the Italian Related Documents, upon a Liquidation Event, including, in each case, the right to serve a Master Lease Termination Notice on the other parties hereto, following service of such notice shall have the right (i) to terminate the Lessee’s rights of possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee, (ii) to take possession of all or a portion of the Lease Vehicles leased by the Lessee hereunder and (iii) to peaceably enter upon the premises of the Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of the Lessee, or its successors or assigns, and to use such Lease Vehicles for any purpose whatsoever.
9.4.2[Reserved]
9.4.3Notwithstanding the exercise of any rights or remedies pursuant to this Clause 9.4, the Lessor (as directed by the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) will, nevertheless, have a right to recover from such Lessee any and all amounts (for the avoidance of doubt, as limited by Clause 9.5 (Measure of Damages)) as may be then due.
9.4.4In addition, following the occurrence of a Liquidation Event, the Lessor shall have all of the rights, remedies, powers, privileges and claims towards the Lessee, necessary or desirable to allow the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) to exercise the rights, remedies, powers, privileges and claims given to the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) pursuant to Italian Condition 13.2 (Rights of the Italian Noteholder upon Amortization Event or Certain Other Events of Default), and the Lessee acknowledges that it has hereby granted to the Lessor all such rights, remedies, powers, privileges and claims granted by the Lessor to the Italian Noteholder pursuant to Italian Condition 13.2 (Rights of the Italian Noteholder upon Amortization Event or Certain Other Events of Default) and that the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) may act in lieu of the Lessor in the exercise of all such rights, remedies, powers, privileges and claims.
9.4.5The Italian FleetCo (as directed by the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) may only take possession of, or exercise any of the rights or remedies specified in this Agreement with respect to, such number of Lease Vehicles necessary to generate disposition proceeds in an aggregate amount sufficient to pay the Italian Note with respect to which a Liquidation Event is then continuing as set forth in the Issuer Note Purchase Agreement, taking into account the receipt of proceeds of all other vehicles being disposed of that have been pledged to secure such Italian Note.

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9.5Measure of Damages
If a Lease Event of Default or Liquidation Event occurs and the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) exercises the remedies granted to the Lessor or the Italian Noteholder under Clause 8.6 (Preservation of rights), this Clause 9 (Measure of Damages) or Italian Condition 13.2 (Rights of the Italian Noteholder upon Amortization Event or Certain Other Events of Default), the amount that the Lessor shall be permitted to recover from the Lessee as payment shall be equal to:
9.5.1all Rent for each Lease Vehicle leased by such Lessee hereunder to the extent accrued and unpaid as of the earlier of the date of the return to the Lessor of such Lease Vehicle or disposition by the Italian Fleet Servicer of such Lease Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement by such Lessee, accrued and unpaid as of such date; plus
9.5.2any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses that the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) will have sustained by reason of such a Lease Event of Default or Liquidation Event, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Lease Vehicles leased by such Lessee hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection, in each case to the extent reasonably attributable to such Lessee; plus
9.5.3interest from time to time on amounts due from such Lessee and unpaid under this Agreement at EURIBOR plus 1.0 per cent computed from the date of such a Lease Event of Default or Liquidation Event or the date payments were originally due to the Lessor by such Lessee under this Agreement or from the date of each expenditure by the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents), as applicable, that is recoverable from such Lessee pursuant to this Clause 9 (Default and Remedies Therefor), as applicable, to and including the date payments are made by such Lessee.
9.6Application of Proceeds
The proceeds of any sale or other disposition pursuant to Clause 9.2 (Effect of Lease Event of Default) or Clause 9.3 (Rights of Lessor and Italian Noteholder Upon Lease Event of Default) shall be applied by the Lessor in accordance with the terms of the Italian Related Documents.
10Certification of Trade or Business Use
The Lessee hereby warrants and certifies that it intends to use the Lease Vehicles that are subject to this Agreement in connection with its trade or business.

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11[Reserved]
12Additional Lessees
Subject to the prior consent of Italian FleetCo (such consent, given in accordance with the terms of the Italian Related Documents and not to be unreasonably withheld or delayed) and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents)) , any Affiliate of Italian OpCo that was incorporated under the laws of Italy (each a “Permitted Lessee”) shall have the right to become a Lessee under and pursuant to the terms of this Agreement by complying with the provisions of this Clause 12 (Additional Lessees). If a Permitted Lessee desires to become a Lessee under this Agreement, then such Permitted Lessee shall execute (if appropriate) and deliver to the Lessor and the Italian Noteholder:
12.1a Joinder in Lease Agreement substantially in the form attached hereto as Annex A (each an “Affiliate Joinder in Lease”);
12.2a copy of the by-laws (statuto) or other organizational documents of such Permitted Lessee, duly certified by an Authorized Officer of such Permitted Lessee;
12.3copies of resolutions of the Board of Directors or other authorising action of such Permitted Lessee authorising or ratifying the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by an Authorized Officer of such Permitted Lessee;
12.4a certificate of an Authorized Officer of such Permitted Lessee certifying the names of the individual or individuals authorised to sign the Affiliate Joinder in Lease and any other Related Documents to be executed by it, together with samples of the true signatures of each such individual;
12.5an Officer’s Certificate stating that such joinder by such Permitted Lessee complies with this Clause 12 and an opinion of counsel, which may be based on an Officer’s Certificate and is subject to customary exceptions and qualifications (including, without limitation any insolvency laws), stating that (a) all conditions precedent set forth in this Clause 12 relating to such joinder by such Permitted Lessee have been complied with and (b) upon the due authorisation, execution and delivery of such Affiliate Joinder in Lease by the parties thereto, such Affiliate Joinder in Lease will be enforceable against such Permitted Lessee); and
12.6any additional documentation that the Lessor or the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) may reasonably require to evidence the assumption by such Permitted Lessee of the obligations and liabilities set forth in this Agreement.
13Value Added Tax and Stamp Taxes
13.1Sums payable exclusive of VAT
All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive

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of any VAT which is or becomes chargeable (if any) on any supply or supplies for which sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.
13.2Payment of amounts in respect of VAT
Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) hereto for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority):
13.2.1where the Supplier is the Lessee, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT; and
13.2.2where the Supplier is the Lessor, the Recipient shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply) a sum equal to the amount of such VAT, and the Supplier shall, following receipt of such sum and (unless otherwise required pursuant to any Requirement of Law) not before, provide the Recipient with a valid VAT invoice in respect of such supply.
13.3Cost and Expenses
References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of a credit or repayment) in respect of such VAT from any relevant Tax Authority.
13.4Taxes and other duties
The Lessee shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable on or in connection with this Agreement and shall indemnify the Lessor against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur or may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.
In the event that any amount related to indemnities payable by the Lessee to the Lessor in this Agreement pursuant to this Agreement is or become, at any time, subject to Tax in the hands of the Lessor, the Lessee shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the Lessor is equal to the amount that it would have received had the payment not been subject to any such Tax.

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14Security and Assignments
14.1[Reserved]
14.2[Reserved]
14.3Limitations on the Right of the Lessee to Assign or Transfer their rights or obligations under this Agreement
No Lessee shall assign or transfer or purport to assign or transfer any right or obligation under this Agreement to any other party.
14.4Security
The Lessor may grant security interests in the Lease Vehicles leased by the Lessee hereunder without consent of the Lessee. Except for Permitted Security, the Lessee shall keep all Lease Vehicles free of all Security arising during the Term. If on the Vehicle Lease Expiration Date for any Lease Vehicle, there is Security on such Lease Vehicle, the Lessor may, in its discretion, remove such Security and any sum of money that may be paid by the Lessor in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Lessee of such Lease Vehicle upon demand by the Lessor.
15Non-Liability of Lessor
As between the Lessor and the Lessee, acceptance for lease of each Lease Vehicle pursuant to Clause 2.1.6 (Lease Vehicle Acceptance or Non-conforming Lease Vehicle Rejection) shall constitute such Lessee’s acknowledgment and agreement that such Lessee has fully inspected such Lease Vehicle, that such Lease Vehicle is in good order and condition and is of the manufacture, design, specifications and capacity selected by such Lessee and that such Lessee is satisfied that the same is suitable for this use. The Lessee acknowledges that the Lessor is not a Manufacturer or agent thereof or primarily engaged in the sale or distribution of Lease Vehicles. The Lessee acknowledges that the Lessor makes no representation, warranty or covenant, express or implied in any such case, as to the fitness, safeness, design, merchantability, condition, quality, durability, suitability, capacity or workmanship of the Lease Vehicles in any respect or in connection with or for any purposes or uses of the Lessee and makes no representation, warranty or covenant, express or implied in any such case, that the Lease Vehicles will satisfy the requirements of any law or any contract specification, and as between the Lessor and the Lessee, such Lessee agrees to bear all such risks at its sole cost and expense. The Lessee specifically waives all rights to make claims against the Lessor and any Lease Vehicle for breach of any warranty of any kind whatsoever, and the Lessee leases each Lease Vehicle “as is”. Upon the Lessor’s acquisition of any Lease Vehicle identified in a request from the Lessee pursuant to Clause 2.1.4 (Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules), the Lessor shall in no way be liable for any direct or indirect damages or inconvenience resulting from any defect in or loss, theft, damage or destruction of any Lease Vehicle or of the cargo or contents thereof or the time consumed in recovery repairing, adjusting, servicing or replacing the same and there shall be no abatement or apportionment of rental at such time. The Lessor shall not be liable for any failure to perform any provision hereof resulting from fire or other casualty, natural disaster, riot or other civil unrest, war, terrorism, strike or other labour difficulty, governmental regulation or restriction, or any cause beyond the Lessor’s direct control. In no event shall

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the Lessor be liable for any inconveniences, loss of profits or any other special, incidental, or consequential damages, whatsoever or howsoever caused (including resulting from any defect in or any theft, damage, loss or failure of any Lease Vehicle).
The Lessor shall not be responsible for any liabilities (including any loss of profit) arising from any delay in the delivery of, or failure to deliver, any Lease Vehicle to the Lessee.
16Non-Petition and Limited Recourse
16.1Non-Petition in favour of Italian FleetCo
Each Party (other than Italian FleetCo) agrees with and acknowledges to Italian FleetCo that:
16.1.1none of the Parties (nor any person on its behalf other than the Italian Noteholder) shall, other than in accordance with the Italian Terms and Conditions, have the right to take or join any person in taking any steps against Italian FleetCo for the purpose of obtaining payment of any amount due from Italian FleetCo to any of such Party;
16.1.2until the date falling 2 (two) years and 1 (one) day after the later of (i) the date on which the Italian Notes and any other notes issued in any further securitisation undertaken by Italian FleetCo have been redeemed in full or cancelled in accordance with the relevant terms and conditions and (ii) the Italian Legal Final Payment Date, none of the Parties (nor any person on its behalf other than the Italian Noteholder) shall initiate or join any person in initiating an Event of Bankruptcy in relation to Italian FleetCo; and
16.1.3none of the Parties shall be entitled to take or join in the taking of any corporate action, legal proceedings or other procedure or step which would result in the Italian Priority of Payments not being complied with.
Each of the Parties agrees and acknowledges that only the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) shall pursue the remedies available under the general law or under the Italian Related Documents to obtain payment of the Italian Obligations and no Party (other than the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) shall be entitled to proceed directly against Italian FleetCo to obtain payment of the Italian Obligations.
16.2Limited Recourse in favour of Italian FleetCo
Each of the Other Italian FleetCo Creditors agrees with and acknowledges to Italian FleetCo that:
16.2.1all obligations of Italian FleetCo to such Other Italian FleetCo Creditor, including, without limitation, the Italian Obligations, are limited recourse obligations of Italian FleetCo;
16.2.2it will have a claim only in respect of the Italian Collections and at all times only in accordance with the Italian Priority of Payments and will not have any claim, by operation of law or otherwise, against, or recourse to, Italian FleetCo's other assets

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including any assets relating to any further securitisation carried out by Italian FleetCo or its contributed capital;
16.2.3sums payable to such Other Italian FleetCo Creditor in respect of Italian FleetCo's obligations to such Other Italian FleetCo Creditor shall be limited to the lesser of (A) the aggregate amount of all sums due and payable to such Other Italian FleetCo Creditor and (B) the Italian Collections, net of any sums which are payable by Italian FleetCo in accordance with the applicable Italian Priority of Payments in priority to or pari passu with sums payable to such Other Italian FleetCo Creditor; and
16.2.4on the date on which the Italian Notes are redeemed or cancelled in full the Other Italian FleetCo Creditors shall have no further claim against Italian FleetCo in respect of any such unpaid amounts and such unpaid amounts shall be cancelled and discharged in full.
17Submission to Jurisdiction
17.1The parties agree that the courts of Milan have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Agreement and therefore irrevocably submit to the jurisdiction of those courts.
18Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law.
19Notices
Unless otherwise specified herein, all notices, communications, requests, instructions and demands by any Party hereto to another shall be delivered in accordance with the provisions of clause 3.17 of the Master Definitions and Construction Agreement.
20Entire Agreement
This Agreement and the other agreements specifically referenced herein constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement, together with the Manufacturer Programs, the Lease Vehicle Acquisition Schedules, the Intra-Lease Lessee Transfer Schedules and any other related documents attached to this Agreement (including, for the avoidance of doubt, all related joinders, exhibits, annexes, schedules, attachments and appendices), in each case solely to the extent to which such Manufacturer Programs, schedules and documents relate to Lease Vehicles, will constitute the entire agreement regarding the leasing of Lease Vehicles by the Lessor to the Lessee.
21Modification and Severability
The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed and delivered by the Lessor, the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian

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Related Documents) and the Lessee, subject to any restrictions on such waivers, alterations, modifications, amendments, supplements or terminations set forth in the Italian Note Purchase Agreement. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. For the avoidance of doubt, the execution and/or delivery of and/or performance under any Affiliate Joinder in Lease, Lease Vehicle Acquisition Schedule or Intra-Lease Lessee Transfer Schedule shall not constitute a waiver, alteration, modification, supplement or termination to or of this Agreement.
22Survivability
In the event that, during the term of this Agreement, the Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by or on behalf of such Lessee.
23[Reserved]
24[Reserved]
25[Reserved]
26Termination and Resignation
Upon any Additional Lessee (the “Resigning Lessee”) delivering irrevocable written notice to the Lessor, the Italian Fleet Servicer, the Italian OpCo and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) that such Resigning Lessee desires to resign its role as a Lessee hereunder (such notice, substantially in the form attached as Exhibit A hereto, a “Lessee Resignation Notice”), such Resigning Lessee shall immediately cease to be a Lessee hereunder, and, upon such occurrence, event or condition, the Lessor, the Italian Fleet Servicer, the Italian OpCo and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) shall be deemed to have released, waived, remised, acquitted and discharged such Resigning Lessee and such Resigning Lessee’s directors, officers, employees, managers, shareholders and members of and from any and all claims, expenses, damages, costs and liabilities arising or accruing in relation to such Resigning Lessee on or after the delivery of such Lessee Resignation Notice to the Lessor, the Italian Fleet Servicer, the Italian OpCo and the Italian Noteholder (acting in accordance with the terms of Italian Condition 16 (Powers of the Italian Noteholder under and in relation to the Italian Related Documents) (the time of such delivery, the “Lessee Resignation Notice Effective Date”); provided that, as a condition to such release and discharge, the Resigning Lessee shall pay to the Lessor all payments due and payable with respect to each Lease Vehicle leased by the Resigning Lessee hereunder, including without limitation any payment listed under Clause 4.7 (Payments), as applicable to each such Lease Vehicle, as of the Lessee Resignation Notice Effective Date; provided further that, the Resigning Lessee shall return or reallocate all Lease Vehicles at the direction of the Italian Fleet Servicer in accordance with Clause 2.4 (Return); provided further that, with respect to any Resigning Lessee, such Resigning Lessee shall not be released or otherwise relieved under this Clause 26 from any claim, expense, damage,

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cost or liability arising or accruing prior to the Lessee Resignation Notice Effective Date with respect to such Resigning Lessee.
27Time of the Essence
Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance by the Lessee of its obligations under this Agreement.
28Governing Language
This Agreement is in the English language. If this Agreement is translated into another language, the English text prevails, save for words in Italian used in this Agreement and having specific legal meaning under Italian law will prevail over the English translation.

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Annex
Form of Affiliate Joinder in Lease
THIS AFFILIATE JOINDER IN LEASE AGREEMENT (this “Joinder”) is executed as of [●] 20[●] (with respect to this Joinder and the Joining Party, the “Joinder Date”), by [●], a [●] (“Joining Party”), and delivered to IFM SPV S.R.L., an entity established in Italy (“Italian FleetCo”), as lessor pursuant to the Italian Master Lease Agreement, dated as of [●] (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lease”), among Italian FleetCo as Lessor, Hertz Italiana S.r.L. (“Italian OpCo”) as a Lessee, those affiliates of Italian OpCo from time to time becoming Lessees thereunder (together with Italian OpCo, the “Lessees”) and International Fleet Financing no. 2 B.V. as Italian Noteholder (the “Italian Noteholder”). Capitalised terms used herein but not defined herein shall have the meanings provided for in the Lease.
Recitals:
Whereas, the Joining Party is a Permitted Lessee; and
Whereas, the Joining Party desires to become a “Lessee” under and pursuant to the Lease.
Now, therefore, the Joining Party agrees as follows:
Agreement:
1The Joining Party hereby represents and warrants to and in favour of Italian FleetCo and the Italian Noteholder that (i) the Joining Party is an Affiliate of Italian OpCo, (ii) all of the conditions required to be satisfied pursuant to Clause 12 (Additional Lessees) of the Lease in respect of the Joining Party becoming a Lessee thereunder have been satisfied, and (iii) all of the representations and warranties contained in Clause 7 (Certain Representations and Warranties) of the Lease with respect to the Lessees are true and correct as applied to the Joining Party as of the date hereof.
2From and after the date hereof, the Joining Party hereby agrees to assume all of the obligations of a Lessee under the Lease and agrees to be bound by all of the terms, covenants and conditions therein.
3By its execution and delivery of this Joinder, the Joining Party hereby becomes a Lessee for all purposes under the Lease. By its execution and delivery of this Joinder, Italian FleetCo and the Italian Noteholder each acknowledges that the Joining Party is a Lessee for all purposes under the Lease.
4The parties agree that the courts of Amsterdam have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Joinder and therefore irrevocably submit to the jurisdiction of those courts. The parties agree that the courts of Amsterdam are an appropriate and convenient forum to settle Disputes between them and, accordingly, the parties will not argue to the contrary.
5This Joinder and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

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In witness whereof, the Joining Party has caused this Joinder to be duly executed as of the day and year first above written.
[Name of Joining Party]
By:        _________________________________
Name:        _________________________________
Title:        _________________________________
Address:     _________________________________
Attention:     _________________________________
Telephone:     _________________________________
Facsimile:     _________________________________
Accepted and Acknowledged by:
IFM SPV S.R.L.
By:        _________________________________
Name:        _________________________________
Title:        _________________________________
INTERNATIONAL FLEET FINANCING NO. 2 B.V.
as Italian Noteholder
By:        _________________________________
Name:        _________________________________
Title:        _________________________________

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Exhibit
Form of Lessee Resignation Notice
[●]
Italian FleetCo as Lessor
Hertz Fleet Italiana S.r.L as Italian Fleet Servicer]
Re: Lessee Termination and Resignation
Ladies and Gentlemen
Reference is hereby made to the Italian Master Lease Agreement, dated as of [●] (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Italian Master Lease”), among Italian FleetCo as Lessor, Hertz Fleet Italiana S.r.L. (“Italian Fleet Servicer”), Hertz Italiana S.r.L. (“Italian OpCo”) as a Lessee, those affiliates of Hertz from time to time becoming Lessees thereunder (together with Italian OpCo, the “Lessees”) and INTERNATIONAL FLEET FINANCING NO. 2 B.V. as Italian Noteholder. Capitalised terms used herein and not otherwise defined shall have the meanings assigned to them in the Italian Master Lease.
Pursuant to Clause 26 (Lessee Termination and Resignation) of the Italian Master Lease, [●] (the “Resigning Lessee”) provides Italian FleetCo, Italian Fleet Servicer and Italian OpCo, irrevocable, written notice that such Resigning Lessee desires to resign as “Lessee” under the Italian Master Lease.
Nothing herein shall be construed to be an amendment or waiver of any requirements of the Italian Master Lease.
[Name of Resigning Lessee]
By:    _________________________________
Name:    _________________________________
Title:    _________________________________

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Schedule 1
Common Terms of Motor Third Party Liability Cover
Part A
Non-vitiation endorsement
The Insurer undertakes to each Insured that this Policy will not be invalidated as regards the rights and interests of each such Insured and that the Insurer will not seek to avoid or deny any liability under this Policy because of any act or omission of any other Insured which has the effect of making this Policy void or voidable and/or entitles the Insurer to refuse indemnity in whole or in any material part in respect of any claims under this Policy as against such other Insured. For the purposes of this part only “Insured” shall not include any “Authorised Driver”.
Part B
Severability of interest
The Insurer agrees that cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each Insured, provided that the total liability of the Insurers to all of the Insureds collectively shall not exceed the sums insured and the limits of indemnity (including any inner limits set by memorandum or endorsement stated in this Policy).
Part C
Notice of non-payment of premium to be sent to the Italian Noteholder
No cancellation unless thirty days’ notice.
In the event of non-payment of premium, this Policy may at the sole discretion of the Insurer be cancelled by written notice to the Insureds and Italian Noteholder, stating when (not less than 30 days thereafter) the cancellation shall be effective. Such notice of cancellation shall be withdrawn and shall be void and ineffective in the event that premium is paid by or on behalf of any of the Insureds prior to the proposed cancellation date.
Notices
The address for delivery of a notice to Italian Noteholder will be as follows:
Address:
Tel:
Fax:
Email:
Attention:

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Schedule 2
Insurance Broker Letter of Undertaking
Part A
Public/Product Liability Cover
To:    [Lessor and the [Italian Noteholder]]
Dear Sirs
Letter of Undertaking
Hertz Italiana S.r.L. (the “Company”)
1We confirm that the Public/Product Liability Cover providing protection against public and product liability in respect of Vehicles has been effected for the account of the Company, IFM SPV S.r.l. and International Fleet Financing No. 2 B.V..
2We confirm that such Public/Product Liability Cover is in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry.
3We confirm that such Public/Product Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.
This letter shall be governed by Italian law.
Yours faithfully
…………………………………………..
Date: [●]

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Part B
Motor Third Party Liability
To:    [Lessor]
Dear Sirs
Letter of Undertaking
Hertz Italiana S.r.L., (the “Company”)
1We confirm that the Motor Third Party Liability Cover providing protection which is required as a matter of law, including providing protection against (i) liability in respect of bodily injury or death caused to third parties, and (ii) loss or damage to property belonging to third parties, in each case arising out of the use of any Vehicle has been effected for the account of the Company, IFM SPV S.r.l., and to the extent that each or either of the aforementioned parties are required to do so as a matter of law in the jurisdiction in which each or either of them or a Vehicle is located, for any other Person.
2We confirm that such Motor Third Party Liability Cover is in an amount which is at or above any applicable minimum limits of indemnity/liability required as a matter of law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry.
3We confirm that such Motor Third Party Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.
This letter shall be governed by Italian law.
Yours faithfully
…………………………………………..
Date: [●]

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Schedule 3
[Reserved]
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Schedule 4
[Reserved]
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Annex 1
[Reserved]
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Annex 2
[Reserved]
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Schedule 5
[Reserved]
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Schedule 6
Form of Lease Vehicle Acquisition Schedule1
Vehicles to be leased pursuant to the Italian Master Lease as of the date of this Lease Vehicle Acquisition Schedule, whose Vehicle Lease Commencement Date shall be the date hereof:

VIN	Make	Model	Model Year

Dear Sirs,
RE: Hertz Italiana S.r.l. – lease of Italian Vehicles
We refer to the agreement entitled "Italian Master Lease Agreement" entered into on or about [●] 2022, between ourselves and yourselves (as amended, renewed and restated from time to time, the "Italian Master Lease Agreement"). Unless otherwise defined, terms defined in the Italian Master Lease Agreement shall have the same meaning when used in this Lease Vehicle Acquisition Schedule (lettera di esecuzione per la concessione in leasing).
We hereby acknowledge and agree that the Vehicles referred hereunder are leased (concessi in leasing) as from the relevant Vehicle Lease Commencement Date until the contemplated lease end date specified hereunder, in accordance with the Italian Master Lease Agreement.
The Vehicles leased hereunder are not subject to the purchase option in favour of the Lessee (non sono soggette a facoltà di acquisto del locatario).
1     NTD: additional schedules (and corresponding operative provision in the Agreement) may be build in this Agreement as a requirement for leases to be established under Italian Law.

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[The contemplated lease end date specified hereunder may be postponed (prorogata) by executing a letter substantially in the form of this Vehicle Schedule in accordance with, and subject to, the terms of the Italian Master Lease Agreement.]
Lessee
[●]

By:
With a copy to: [Italian Noteholder]

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Schedule 7
Form of Italian Master Lease Extension/Renewal Agreement
To:        [Italian FleetCo] (the "Lessor")
[●]
From:        [Italian OpCo] (the "Lessee")
[●]
Copy to:    [Italian Fleet Servicer], [Italian Noteholder] and [Italian Liquidation Coordinator]

Date: [•]

Dear Sirs
RE: Hertz - Master Lease Renewal Agreement
We refer to the Italian Master Lease Agreement, dated on or about [●] (as amended from time to time) between the Lessee and the Lessor (the "Italian Master Lease Agreement"). Words and expressions used in this letter have the meanings ascribed to them in the Italian Master Lease Agreement.
We hereby request that all the leases of Lease Vehicles entered into and that have not been terminated as of the date hereof in accordance with the Master Lease Agreement be [extended / renewed] until [date] [year] on the terms set out in the Italian Master Lease Agreement.
This letter is a Master Lease Extension/Renewal Agreement, and all provisions of the Italian Master Lease Agreement shall continue to apply mutatis mutandis.
Yours faithfully,
[•]
__________________________
for and on behalf of the Lessee

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Schedule 8
Master Definitions and Constructions Agreement

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Schedule 9
Atto di nomina del responsabile del trattamento dei dati personali

Data Processing Addendum

This Addendum incorporates information and clauses required by the General Data Protection Regulation (GDPR) into the Agreement between the Parties (as each are defined below) and shall come into effect on [●].

Agreement

Name and date of agreement	[Insert name and date of the agreement]

Parties

Hertz	[Insert full legal name and address of Hertz entity - as it appears in the Agreement]
Vendor	[Insert full legal name and address of Vendor – as it appears in the Agreement]

Processing Summary (information required under Article 28(3) of GDPR)

Categories of Data Subjects	[Insert details of the categories of Data Subjects whose Personal Data is Processed]
Subject-matter of the Processing	[Insert description of the activities involving Processing of Personal Data]
Nature and purpose of the Processing	[Insert brief description of nature and purpose of Processing]
Type of Personal Data	[For each category of Data Subject please insert types of Personal Data Processed, e.g. name, email address, home address, phone number]
Special categories of Personal Data (if relevant)	[Insert details of any special categories of Personal Data Processed or The transfer of special categories of Personal Data is not anticipated.]
Duration of Processing	[Insert details of the duration of processing]

(a)    Definitions
In this Addendum:
a.The terms "Personal Data", "Data Processor", "Data Subject", "Process", and "Data Controller" are as defined in the Data Protection Laws;
b."Data Protection Laws" means (i) Regulation (EU) 2016/679 ("GDPR") and any other applicable law; (ii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 ("PECR") together with any other applicable legislation and any associated regulations or instruments and any other data protection laws, regulations, regulatory requirements, instruments, guidance and codes of practice applicable to

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Vendor's performance of its obligations under this Agreement, all of which as amended or replaced from time to time;
c."Losses" means all losses, liabilities, fines, charges, damages, actions, costs and expenses, professional fees (including legal fees actually incurred) and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties;
d.“Services” means the services requested by Hertz under the Agreement.
(b)    Responsibilities
1.Hertz shall be the Data Controller and Vendor shall be the Data Processor in respect of Personal Data processed by Vendor on Hertz’s behalf in performing its obligations under this Agreement.
2.Hertz shall be solely responsible for determining the purposes for which and the manner in which Personal Data are, or are to be, processed.
3.Where Vendor processes Personal Data on behalf of Hertz, Vendor shall, in respect of such Personal Data:
4.process the Personal Data in accordance with the specified duration, purpose, type and categories of data subjects as set out in the Processing Summary;
5.act only on written instructions and directions from Hertz and comply promptly with all such instructions and directions received from Hertz from time to time;
6.immediately notify Hertz if, in Vendor's opinion, any instruction or direction from Hertz infringes the Data Protection Laws or other applicable European Union or Member State data protection law.
7.not process Personal Data for any purpose other than for the provision of [Services] to Hertz and only to the extent reasonably necessary for the performance of this Agreement;
8.not disclose Personal Data to any employee, director, agent, contractor or affiliate of the Vendor or any third party except as necessary for the performance of the Services, to comply with applicable law or with Hertz's prior written consent;
9.implement all necessary and appropriate technical and organisational measures:
10.to protect the security and confidentiality of Personal Data processed by Vendor in providing the Services; and
11.to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure, access, or processing; and
12.to ensure a level of security appropriate to the risk, including as appropriate: (A) the pseudonymization and encryption of Personal Data; (B) the ability to ensure the ongoing confidentiality, integrity, availability, and resilience of processing systems and services; (C) the ability to restore the availability and access to the Personal Data in a timely manner; and (D) a process for regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring and maintaining the security of the processing;
13.as required under Data Protection Laws, including without limitation Article 32 of the GDPR; and including, without limitation, the safeguards set out in Schedule 1;
14.provide training as necessary from time to time to Vendor’s personnel with respect to Vendor's obligations in this Addendum and to ensure that Vendor’s personnel are aware of and comply with such obligations;

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15.ensure that any Vendor personnel with access to Personal Data are bound by confidentiality obligations in respect of access, use or processing of such Personal Data;
16.comply with Data Protection Laws in connection with performance of its obligations under this Agreement;
17.not do or cause or permit to be done anything within its knowledge or control which may cause (or otherwise result in) Hertz to be in breach of Data Protection Laws; and
18.on termination or expiry of the Agreement, at Hertz's request, delete or return to Hertz all Personal Data processed on behalf of Hertz, and Vendor shall delete existing copies of such Personal Data except where necessary to retain such Personal Data strictly for the purposes of compliance with applicable law.
(c)    Reporting and Co-operation
If requested by Hertz, Vendor shall provide reasonable assistance to Hertz in ensuring its compliance with obligations under Articles 32 to 36 of the GDPR, taking into account the nature of processing and the information available to Vendor, including in particular:
1.Incident notification. Vendor shall, immediately and in any event within 4 hours of becoming aware, promptly notify Hertz in writing of any actual or suspected accidental, unlawful or unauthorised destruction, loss, alteration, access to, disclosure of, or processing of Personal Data ("Incident"), and such notice shall include reasonable details of the Incident including without limitation: (i) a description of the Incident; (ii) likely consequences of the Incident; (iii) the number of data subjects affected, number of records affected and the types of records affected; and (iv) the measures taken or proposed to be taken to address the Incident, including measures to mitigate possible adverse effects of the Incident. Vendor shall co-operate fully with any investigation regarding the Incident and take all necessary measures to limit further unauthorised disclosure of or unauthorised processing of Personal Data in connection with the Incident.
2.Data protection impact assessments. Vendor shall cooperate and provide Hertz with such assistance as Hertz requires in relation to the preparation of data protection impact assessments to the extent required under the Data Protection Laws.
3.Data Subject requests. Vendor shall notify Hertz immediately of any request made by a Data Subject under Data Protection Laws in relation to or in connection with Personal Data processed by Vendor on behalf of Hertz and, if required by Hertz, permit Hertz to handle such request and at all times cooperate with and assist Hertz to ensure its compliance with its obligations under the Data Protection Laws in relation to such Data Subject requests. If Hertz elects not to handle any Data Subject request received by Vendor, Vendor shall comply with such request. In all cases, Vendor shall provide a copy to Hertz of all Personal Data which it does so disclose at the same time as making the disclosure.
4.Regulator contacts. Vendor shall cooperate with Hertz and provide such reasonable assistance as Hertz requires in relation to any complaints made by Data Subjects or investigations or enquiries made by any regulator relating to Hertz's or the Vendor's obligations under the Data Protection Laws.
(d)    Transfers outside the EU
No Personal Data processed by Vendor pursuant to this Agreement shall be exported, processed or otherwise accessed outside the European Economic Area and/or the UK without the prior written permission of Hertz. Where that permission is given it will be conditional on any export, processing or access being done on the terms of a binding agreement incorporating the EU standard clauses on the transfer of Personal Data from Data Controller to Data Processor entered into between Hertz, or the relevant member of the Hertz group which is the Data Controller and Vendor (or any other valid transfer mechanism under Data

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Protection Laws with Hertz's prior written consent). Vendor agrees to accept any modifications to such standard clauses which are necessary to comply with laws applicable to such data transfer. Such binding agreement shall be without prejudice to the rights of Hertz under the Agreement including this Addendum.
(e)    Sub-contractors
In no event may Vendor subcontract the processing of any Personal Data which Vendor processes on Hertz's behalf, without the prior written consent of Hertz. Where that consent is given it will be conditional upon Vendor having executed a written contract with the third party which contains terms for the protection of Personal Data which are no less protective than the terms set out in this Addendum. Vendor shall remain responsible and liable for any acts or omissions of its subcontractors.

__________________________    _____________________________
Signed for and behalf of Hertz    Signed for and behalf of Vendor
Name:    Name:
Date:    Date:

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Schedule 1
Vendor shall implement administrative, technical and physical safeguards to ensure the confidentiality, integrity and availability of Personal Data, protect against any reasonably anticipated threats or hazards to the confidentiality, integrity and availability of Personal Data, and protect against unauthorized access, use, disclosure, alteration or destruction of Personal Data. In particular, Vendor shall have in place the following safeguards without limitation where appropriate or necessary to ensure the protection of Personal Data:
1.1Access Controls – policies, procedures and physical and technical controls: (i) to limit physical access to its information systems and the facility or facilities in which they are housed to properly authorised persons; (ii) to ensure that all members of its workforce who require access to Personal Data have appropriately controlled access, and to prevent those workforce members and others who should not have access from obtaining access; (iii) to authenticate and permit access only to authorized individuals and to prevent members of its workforce from providing Personal Data or information relating thereto to unauthorized individuals; and (iv) to encrypt and decrypt Personal Data where appropriate.
1.2Security Awareness and Training – a security awareness and training program for all members of Vendor's workforce (including management), which includes training on how to implement and comply with the safeguards in this Schedule 1.
1.3Security Breach Procedures – policies and procedures to detect, respond to and otherwise address security breaches, including procedures to monitor systems and to detect actual and attempted attacks on or intrusions into Personal Data or information systems relating thereto, and procedures to identify and respond to suspected or known security incidents, mitigate harmful effects of security incidents, and document security incidents and their outcomes.
1.4Contingency Planning – policies and procedures for responding to an emergency or other occurrence (for example, fire, vandalism, system failure and natural disaster) that damages Personal Data or systems that contain Personal Data, including a data backup plan and a disaster recovery plan.
1.5Device and Media Controls – policies and procedures that govern the receipt and removal of hardware and electronic media that contain Personal Data into and out of a Vendor facility, and the movement of these items within a Vendor facility, including policies and procedures to address the final disposition of Personal Data and/or the hardware or electronic media on which it is stored, and procedures for removal of Personal Data from electronic media before the media are made available for re-use.
1.6Audit Controls – hardware, software and/or procedural mechanisms that record and examine activity in information systems that contain or use electronic information, including appropriate logs and reports concerning these security requirements and compliance therewith.
1.7Data Integrity – policies and procedures to ensure the confidentiality, integrity and availability of Personal Data and protect it from disclosure, improper alteration or destruction.
1.8Storage and Transmission Security – technical security measures to guard against unauthorized access to Personal Data that is being transmitted over an electronic communications network, including a mechanism to encrypt electronic information whenever appropriate, such as while in transit or in storage on networks or systems to which unauthorized individuals may have access.
1.9Secure Disposal – policies and procedures regarding the disposal of Personal Data, and tangible property containing Personal Data, taking into account available technology so that Personal Data cannot be practicably read or reconstructed.
1.10Testing – Vendor shall regularly and no less than one time per year test the key controls, systems and procedures in relation to information security to ensure that they are properly implemented and effective in addressing the threats and risks identified. Tests should be conducted or reviewed by independent third parties or staff independent of those that develop or maintain the security programs.
1.11Monitoring and Correction – Vendor shall monitor, evaluate and adjust, as appropriate, the measures adopted to comply with the requirements of this Schedule 1 in light of any relevant changes in technology or industry security standards, the sensitivity of Personal Data, internal or external threats to Vendor or Personal Data, requirements of applicable work orders, and

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Vendor's own changing business arrangements, such as mergers and acquisitions, alliances and joint ventures, outsourcing arrangements and changes to information systems.
OPTIONAL CONTROLLER TO CONTROLLER CLAUSES
1.12[[Vendor] warrants and represents that, prior to any disclosure of Personal Data to Hertz, it has obtained all necessary consents and/or authorisations to enable Hertz to process Personal Data received from [Vendor] lawfully and in accordance with Data Protection Laws for the purposes contemplated under this Agreement.]
1.13[[Vendor] warrants and represents that, prior to any disclosure of Personal Data to Hertz, it is has provided all relevant Data Subjects with necessary fair processing information and/or notices (as prior approved by Hertz in writing) in accordance with Data Protection Laws. Hertz shall be entitled to review and provide amendments to the relevant information and/or notices provided to Data Subjects by [Vendor], where such amendments are in Hertz's reasonable opinion required for compliance with Data Protection Laws. [Vendor] agrees to make any such amendments reasonably requested by Hertz to such information and/or notices without undue delay, and at its own cost.]
1.14[[Vendor] shall ensure it is not subject to any restrictions or prohibitions which would prevent or restrict it from:
i.processing the Personal Data in connection with performance of its obligations under this Agreement; or
ii.disclosing or transferring the Personal Data to Hertz in connection with performance of its obligations under this Agreement.]
C TO P ALTERNATIVES
Challenged instructions [2.3(b)]:
[If [Vendor] is of the opinion that an instruction received from Hertz infringes the Data Protection Laws or other applicable European Union or Member State data protection law and has notified Hertz of the same, [Vendor] is not obliged to follow the Challenged Instruction unless: (a) Hertz confirms the Challenged Instruction after receipt of the notification from [Vendor] regarding the Challenged Instruction; and (b) Hertz acknowledges its liability for the Challenged Instruction;]
Subcontracting
[Hertz authorises the use of subcontractors engaged by [Vendor] in relation to the processing of Personal Data on Hertz's behalf for the provision of the Services under this Agreement. The subcontractors approved by Hertz are set out in Schedule [z]. The [Vendor] shall choose such subcontractors diligently. The [Vendor] remains responsible and liable for any acts or omissions of its subcontractors. The [Vendor] shall execute a written contract with the third party which contains terms for the protection of Personal Data which are no less protective than the terms set out in this Clause [x]. The [Vendor] may remove, replace or appoint suitable and reliable further subcontractors provided that: (i) [Vendor] notifies Hertz in advance of any changes.
Audit
[permit Hertz (or an independent third party acting on Hertz's behalf)[, on one occasion in any twelve (12) month period only,] to perform an audit [of]/[strictly limited to] [Vendor]'s arrangements for complying with this Addendum, [provided that such audit is carried out during the normal business hours and that Hertz (or the relevant third party conducting such an audit) gives Vendor a reasonable period of notice before carrying out the audit.]]

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[Schedule 2]
[Approved Subcontractors]

Name	Address	Purpose of Use

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Schedule 10
Form of Notice to Landlords

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[On letterhead paper of Hertz Italiana S.r.l.]
By registered mail with acknowledgement of receipt
To:    [name and address of the landlord of the Car Park]
With copy to:
[IFM SPV S.R.L.
Via Galileo Galilei 2
39100 Bolzano
Italy

HERTZ FLEET ITALIANA S.R.L.
Via Galileo Galilei 2
39100 Bolzano
Italy

Rome, [•]]
Dear Madam, dear Sir,
Information Notice
We refer to the Italian master lease agreement entered into on [•] 2022 between yourself and our company [details of the lease agreements to be provided by Hertz Italiana S.r.l.: date, reference number, other applicable details] (the “Lease Agreement(s)”) pursuant to which you have agreed to hire to us the car park[s] having the following features: [identification details of the car park[s] to be provided by Hertz Italiana S.r.l.: address, etc.] (the “Car Park(s)”).
The Hertz Group has embarked on a funding programme to purchase vehicles. As a result of this funding programme, most of the vehicles which may be parked in the Car Park(s) pursuant to the Lease Agreement(s) from time to time as from the date of this letter will not belong to Hertz Italiana S.r.l. and will not be registered in our name. These vehicles may belong to, and be registered in the name of [●].
At any time during the term of the Lease Agreement, upon prior written request, we will provide you with a list of the owners of the vehicles that will be parked in the Car Park(s) as at a given date as from the date of this letter.
HERTZ ITALIANA S.R.L.
Signature:
Name:
Title:

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